Exhibit 10.4

Execution Version

Deal CUSIP #: 76276EAA4

Revolver CUSIP #: 76276EAB2

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 19, 2016,

among

RICE ENERGY INC., as Parent Guarantor,

RICE ENERGY OPERATING LLC,

as Borrower,

WELLS FARGO BANK, N.A.,

as Administrative Agent,

and

The Lenders and Other Parties Party Hereto

BARCLAYS BANK PLC,

as Syndication Agent

WELLS FARGO SECURITIES, LLC,

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Annex II	Existing Letters of Credit

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Effective Date
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit H	Form of Elected Commitment Increase Certificate
Exhibit I	Form of Additional Lender Certificate

Schedule 1.02	LC Issuance Limit
Schedule 6.01	Vantage Financing Arrangements
Schedule 7.04(c)	Financial Condition; No Material Adverse Change
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Unrestricted Subsidiaries
Schedule 7.18	Gas Imbalances; Take or Pay; Other Prepayments
Schedule 7.19	Marketing Agreements
Schedule 7.20	Swap Agreements
Schedule 9.05	Investments
Schedule 12.01	Notices

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 19, 2016, is among RICE ENERGY INC., a Delaware corporation (“Parent”); RICE ENERGY OPERATING LLC, a Delaware limited liability company (the “Borrower”); each of the Lenders from time to time party hereto; and WELLS FARGO BANK, N.A. (in its individual capacity, “Wells Fargo Bank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. Parent, the Administrative Agent and the financial institutions party thereto as lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of April 10, 2014 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”) pursuant to which the lenders thereunder provided Parent with certain loans and other extensions of credit.

B. Parent and the Borrower have advised the Administrative Agent and the Lenders that (i) Parent has entered into a Purchase and Sale Agreement dated as of September 26, 2016 (the “Vantage Acquisition Agreement”) with Vantage Energy Investment LLC, Vantage Energy Investment II LLC, Vantage Energy, LLC and Vantage Energy II, LLC (collectively, the “Vantage Parties”), pursuant to which Parent and/or the Borrower will directly or indirectly acquire 100% of the Equity Interests in Vantage Energy Holdings, LLC, a Delaware limited liability company, Vantage Energy, LLC, a Delaware limited liability company, Vantage Energy Appalachia LLC, a Pennsylvania limited liability company, Vantage Energy Piceance LLC, a Delaware limited liability company, Vantage Energy Uinta LLC, a Delaware limited liability company, Vantage Fort Worth Energy LLC, a Delaware limited liability company, Vantage Energy II, LLC, a Delaware limited liability company, Vantage Energy Appalachia II LLC, a Delaware limited liability company, and Vantage Energy II Alpha, LLC, a Delaware limited liability company (collectively, the “Vantage Upstream Entities”, and such acquisition by Parent and/or the Borrower of the Vantage Upstream Entities pursuant to the Vantage Acquisition Agreement, the “Vantage Acquisition”), (ii) Parent has entered into a Purchase and Sale Agreement dated as of September 26, 2016 (the “Midstream Dropdown Agreement”) with Rice Midstream Partners LP, a Delaware limited partnership (“Rice Midstream Partners”), pursuant to which, contemporaneously with but immediately following Parent’s and/or the Borrower’s direct or indirect acquisition of the Vantage Upstream Entities described in the foregoing clause (i), Parent will convey, or cause to be conveyed, to Rice Midstream Partners or one or more of its subsidiaries, 100% of the outstanding Equity Interests in each of Vantage Energy II Access, LLC, a Delaware limited liability company, and Vista Gathering, LLC, a Delaware limited liability company (such entities, collectively, the “Vantage Midstream Entities”, and the assignment and contribution of the Equity Interests of the Vantage Midstream Entities by Parent and/or one of its subsidiaries to Rice Midstream Partners and/or one or more of its subsidiaries on the Effective Date pursuant to the Midstream Dropdown Agreement, the “Midstream Contribution”), and (iii) upon consummation of the Vantage Acquisition, each of the Vantage Upstream Entities will become Restricted Subsidiaries and Guarantors under this Agreement.

C. The parties hereto desire to amend and restate the Existing Credit Agreement in the form of this Agreement to (i) allow Parent to assign its rights, duties, liabilities and obligations under the Existing Credit Agreement and the Assigned Loan Documents (as defined below) to the Borrower, and (ii) amend certain other terms of the Existing Credit Agreement in certain respects as provided in this Agreement.

D. In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the Administrative Agent’s giving notice of the Effective Date as contemplated in Section 6.01 hereof, the parties hereto agree that the Existing Credit Agreement is hereby amended, renewed, extended and restated in its entirety on (and subject to) the terms and conditions set forth herein. It is the intention of the parties hereto that this Agreement supersedes and replaces the Existing Credit Agreement in its entirety; provided that (i) such amendment and restatement shall operate to renew, amend, modify, extend and assign all of the rights, duties, liabilities and obligations of Parent under the Existing Credit Agreement and the Assigned Loan Documents, which rights, duties, liabilities and obligations are hereby renewed, amended, modified, extended and assigned, to the Borrower, and shall not act as a novation thereof, and (ii) except to the extent released by the Administrative Agent as contemplated herein, the Liens securing the Obligations under and as defined in the Existing Credit Agreement and the rights, duties, liabilities and obligations of Parent (as assigned to Borrower hereunder) and the Guarantors (as defined herein) under the Existing Credit Agreement and the Existing Loan Documents (as defined herein) to which they are a party shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated hereby. Parent and the Borrower, jointly and severally, represent and warrant that, as of the Effective Date, there are no claims or offsets against, or defenses or counterclaims to, their obligations (or the obligations of any Guarantor) under the Existing Credit Agreement or any of the other Existing Loan Documents. The parties hereto further agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodities Account maintained by any Credit Party, in each case, among the Administrative Agent, the applicable Credit Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodities Account is maintained.

“Act” has the meaning assigned to such term in Section 12.17.

“Additional Interim Redetermination Event” means (a) any Transfer of any Borrowing Base Property by the Borrower or any other Credit Party to any Person other than the Borrower or another Credit Party, (b) any Liquidation of any commodity Swap Agreement by the Borrower or any other Credit Party or (c) the Borrower or any other Credit Party entering into any Secured Firm Transportation Reimbursement Agreement if, upon (and after giving effect to) any such event, the sum of (i) the Borrowing Base Value of all Borrowing Base Properties Transferred by the Borrower or any other Credit Party to any Person other than the Borrower or another Credit Party since the most recent redetermination of the Borrowing Base plus (ii) the Borrowing Base Value of all commodity Swap Agreements Liquidated since the most recent redetermination of the Borrowing Base plus (iii) the aggregate Firm Transportation Reimbursement Obligation Amounts in respect of all Secured Firm Transportation Reimbursement Agreements then outstanding exceeds 15% of the then effective Borrowing Base.

“Additional Lender” has the meaning given to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning given to such term in Section 2.06(c)(ii)(G).

“Additional Oil and Gas Assets” means (a) Oil and Gas Properties, (b) gathering systems and other improvements, infrastructure, equipment and fixtures used in connection with the exploration, exploitation, development, or operation of Oil and Gas Properties or the production, treatment, handling, gathering, transportation, processing, and disposition of hydrocarbons and associated products, (c) Investments in joint ventures that own any assets described in clauses (a) or (b) to the extent permitted by Section 9.06(d), and (d) Equity Interests acquired from third parties in Persons that own any assets described in clauses (a) or (b) and that are Guarantors or become Guarantors as provided in Section 8.14 promptly following such acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Affiliated” has a correlative meaning thereto.

“Agents” means, collectively, the Administrative Agent and, as the context requires, any syndication agents or documentation agents hereunder that may from time to time be designated by the Administrative Agent and the Borrower.

“Aggregate Elected Commitment Amounts” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amounts are $1,000,000,000.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The Aggregate Maximum Credit Amounts of the Lenders as of the Effective Date is $2,500,000,000.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), at which dollar deposits of $5,000,000 with a one month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized EBITDAX” means, for the purposes of calculating the financial ratio set forth in Section 9.01(c) for any Rolling Period ending on or prior to June 30, 2017, EBITDAX for such Rolling Period multiplied by the factor for such Rolling Period set forth in the grid below:

Rolling Period Ending	Factor
December 31, 2016	4
March 31, 2017	2
June 30, 2017	4/3

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or any of its Affiliates from time to time concerning or relating to money-laundering, bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Loans	2.25%	2.50%	2.75%	3.00%	3.25%
ABR Loans	1.25%	1.50%	1.75%	2.00%	2.25%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I, provided that if the Commitments have terminated or expired, each Lender’s Applicable Percentages shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means any Lender or any Affiliate of a Lender and any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Cawley, Gillespie & Associates, Inc., W.D. Von Gonten & Co., Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Consultants, L.P., Wright & Company, Inc. or any other independent petroleum engineers selected by Borrower and acceptable to the Administrative Agent.

“Arrangers” means Wells Fargo Securities, LLC and Barclays Bank PLC, in their capacities as joint lead arrangers and joint bookrunners hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assigned Loan Documents” means the “Notes”, the “Letter of Credit Agreements” and the “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) executed in connection with the Existing Credit Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, as of any date, the remainder of (a) the total Commitments of all Lenders, minus (b) the total Revolving Credit Exposures of all Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of October 19, 2016, by and among Parent and the Vantage Sellers (as defined in the Vantage Acquisition Agreement), as in effect on the Effective Date and as the same may be amended, supplemented or otherwise modified from time to time in any manner not materially adverse to the Lenders in any respect.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 9.11. As of the Effective Date, the Borrowing Base shall be $1,000,000,000.

“Borrowing Base Deficiency” means, at the time in question, the amount (if any) by which the total Revolving Credit Exposures exceed the Borrowing Base then in effect.

“Borrowing Base Property” means, at any time in question, any Oil and Gas Property to which Proved Reserves were attributed in the then most recent Reserve Report.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property or any Swap Agreement in respect of commodities, the value attributed thereto by the Administrative Agent for the purpose of determining the Borrowing Base.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral” has the meaning assigned such term in Section 2.08(j)(ii).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank and the Lenders, cash or Cash Equivalents, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateralized” and “Cash Collateralization” have correlative meanings.

“Cash Distribution EBITDAX Cap” means, for any period, the lesser of (a) the amount of cash dividends or distributions actually received by the Borrower or any Consolidated Restricted Subsidiary from Rice Midstream Holdings (or any other Unrestricted Subsidiary that from time to time owns Equity Interests in Rice Midstream Holdings) during such period and (b) an amount equal to (i) the fraction, expressed as a percentage, of the Equity Interests in Rice Midstream Holdings that are directly or indirectly owned by the Borrower and the Consolidated Restricted Subsidiaries (calculated as of the last day of such period) multiplied by (ii) the “EBITDA” of Rice Midstream Holdings for such period as such term is defined in that certain Credit Agreement dated as of December 22, 2014, among Rice Midstream Holdings, each of the financial institutions party thereto as lenders, and Wells Fargo Bank, N.A., as administrative agent for such lenders, as from time to time in effect (and, if such Credit Agreement is terminated or otherwise ceases to define “EBITDA”, as last in effect prior to such termination or cessation).

“Cash Equivalents” means:

(a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof.

(b) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s.

(c) demand deposits, and time deposits maturing within one year from the date of creation thereof, with, or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(d) shares of any SEC registered 2a-7 money market fund that has net assets of at least $500,000,000 and the highest rating obtainable from either Moody’s or S&P.

“CFCT Hedging Obligation” means any Obligation in respect of any agreement, contract, confirmation or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Change in Control” means

(a) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Investors or the Permitted Control Group (or any intermediate companies owned directly or indirectly by the Permitted Investors or the Permitted Control Group), shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding Equity Interests of Parent having more than the greater of (i) 35% of the ordinary voting power for the election of directors of Parent and (ii) the percentage of the ordinary voting power for the election of directors of Parent owned in the aggregate, directly or indirectly, beneficially, by the Permitted Investors or the Permitted Control Group; or

(b) at any time Continuing Directors shall not constitute at least a majority of the directors of Parent; or

(c) a “Change in Control” (as defined in the documentation for any Material Debt) shall have occurred and as a result thereof the maturity of such Material Debt is accelerated, the obligor on such Material Debt is obligated to offer to Redeem such Material Debt, or the obligee on such Material Debt shall otherwise have the right to require the obligor thereon to Redeem such Material Debt; or

(d) Parent shall at any time cease to have beneficial ownership, and the power to vote or direct the voting, of at least 80% of the outstanding Equity Interests in the Borrower.

As used in this definition, “beneficial ownership” (which may be direct or indirect) has the meaning provided in Rules 13(d)-3 and 13(d)-5 under the Exchange Act.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.

“Collateral Account” has the meaning assigned such term in Section 2.08(j)(ii).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodities Account” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder, and the application or official interpretation of any thereof.

“Company Materials” has the meaning assigned such term in Section 8.01.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Consolidated Restricted Subsidiaries for such period net of gross interest income of the Borrower and its Consolidated Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP plus (without duplication) to the extent not already included in such total consolidated interest expense:

(a) imputed interest on Debt attributable to Capital Leases and sale and leaseback transactions of Borrower or any of its Consolidated Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Consolidated Restricted Subsidiaries with respect to letters of credit securing financial obligations and bankers’ acceptances for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, but not including any amendment fees and expenses in an aggregate amount less than $250,000, incurred by Borrower or any of its Consolidated Restricted Subsidiaries for such period; and

(d) the interest portion of any deferred payment obligations of Borrower or any of its Consolidated Restricted Subsidiaries for such period.

“Consolidated Net Funded Debt” means, at any date, the positive remainder (if any) of (a) Consolidated Total Funded Debt minus (b) the unrestricted and unencumbered cash and Cash Equivalents of Parent, the Borrower and the Borrower’s Consolidated Restricted Subsidiaries on such date.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns, and (g) any non-cash compensation charge arising from any grant or vesting of stock, stock options or other equity-based awards, including profits interests in Rice Energy Holdings LLC or NGP Rice Holdings LLC.

“Consolidated Net Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Net Funded Debt as of such date to (b) EBITDAX (or, in the case of the Rolling Periods ending on December 31, 2016, March 31, 2017 and June 30, 2017, Annualized EBITDAX) for the Rolling Period ending on such date.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Total Funded Debt” means, at any date, the principal amount of all Debt (without duplication) of the Borrower and its Consolidated Restricted Subsidiaries (a) described in clauses (a), (b), (c) or (d) of the definition herein of “Debt”, other than Debt with respect to letters of credit to the extent such letters of credit have not been drawn, and (b) described in clause (g) of the definition herein of “Debt” to the extent such Debt is comprised of guaranty obligations in respect of Debt of others of the type described in clauses (a), (b), (c) or (d) of the definition herein of “Debt”, including, without limitation, any guaranty obligations of the Borrower and its Consolidated Restricted Subsidiaries in respect of Senior Notes issued by Parent.

“Consolidated Total Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Total Funded Debt as of such date to (b) EBITDAX (or, in the case of the Rolling Periods ending on December 31, 2016, March 31, 2017 and June 30, 2017, Annualized EBITDAX) for the Rolling Period ending on such date.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Continuing Director” means, at any date, an individual (a) who is a director of Parent on the Effective Date, (b) who, as of the date of determination, has been a director of Parent for at least the twelve preceding months, (c) who has been nominated to be a director of the Borrower, directly or indirectly, by a Permitted Investor or Persons nominated by a Permitted Investor, (d) who is nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent, or (e) who is appointed by directors so nominated, appointed or approved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Borrower, Parent and the other Guarantors, and each individually a “Credit Party”.

“Debt” means, for any Person:

(a) obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments;

(b) obligations of such Person (whether contingent or otherwise) in respect of letters of credit for which such Person is the applicant;

(c) obligations of such Person with respect to Disqualified Capital Stock;

(d) obligations of such Person under Capital Leases or Synthetic Leases;

(e) obligations of such Person to pay the deferred purchase price of Property;

(f) Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(g) Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; and

(h) Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability;

provided, however, that “Debt” does not include (i) obligations with respect to surety, performance or appeal bonds and similar instruments, or (ii) trade accounts and other similar accounts that are payable no later than 120 days after invoice.

“Deemed Tenor” means, with respect to any Secured Firm Transportation Reimbursement Agreement, the period commencing on the first day after the commodity sale agreement to which such Secured Firm Transportation Reimbursement Agreement relates expires (or will expire) or terminates by its terms and ending on the date that is “X” months thereafter, where “X” equals, as of any date of determination, the quotient, rounded up to the next whole number, obtained by dividing (a) the Firm Transportation Reimbursement Obligation Amount (to the extent such reimbursement obligation constitutes a Secured Firm Transportation Reimbursement Agreement) as of such date by (b) the Specified Monthly Transportation Price as of such date.

“Deemed Transportation Volumes” means, for each calendar month during the Deemed Tenor of any Secured Firm Transportation Reimbursement Agreement, the Specified Average Monthly Volume for the Specified Commodity Sale Contract associated with such Secured Firm Transportation Reimbursement Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 4.05(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.05(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Deposit Account” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia, provided that a Subsidiary of a Foreign Subsidiary is not a Domestic Subsidiary.

“E&P Subsidiary” has the meaning assigned to such term in Section 9.11.

“EBITDAX” means, for any period, Consolidated Net Income for such period plus the following expenses or charges to the extent deducted in calculating such Consolidated Net Income: (a) the sum of (i) Consolidated Interest Expense, (ii) income taxes (however denominated), (iii) depreciation, (iv) depletion, (v) amortization, (vi) exploration and abandonment expenses, (vii) transaction costs, expenses and charges with respect to the acquisition or disposition of Oil and Gas Properties, not to exceed $500,000 in the aggregate in any fiscal year, and (viii) all other noncash charges, minus (b) all noncash income added to Consolidated Net Income; provided that, the aggregate amount of EBITDAX for such period attributable to cash distributions received by the Borrower or any Consolidated Restricted Subsidiary from Rice Midstream Holdings (or any other Unrestricted Subsidiary that from time to time owns Equity Interests in Rice Midstream Holdings) shall not exceed the Cash Distribution EBITDAX Cap for such period. For the purposes of calculating EBITDAX for any Rolling Period for any determination of the financial ratio contained in Section 9.01(c), if at any time during such period the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Disposition or Material Acquisition, Consolidated Net Income and EBITDAX for such period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period; provided that the calculations of such pro forma adjustments are acceptable to the Administrative Agent in its reasonable discretion.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c).

“Elected Commitment Increase Certificate” has the meaning given to such term in Section 2.06(c)(ii)(F).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to public health, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which Parent, the Borrower or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of Parent, the Borrower or any Restricted Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Parent, the Borrower or a Subsidiary is a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code with respect to a Plan that is subject to the minimum funding requirements of section 412 of the Code).

“ERISA Event” means (a) a reportable event, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under applicable regulations or otherwise); (b) a withdrawal by Parent, the Borrower, a Subsidiary or an ERISA Affiliate from a Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent, the Borrower, a Subsidiary or any ERISA Affiliate from a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or notification that a multiemployer plan (as defined in section 4001(a)(3) of ERISA) for which any of them is liable is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as termination under section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan; or (e) an event or condition which constitutes grounds under section 4042 of ERISA for termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlords’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the Oil and Gas Business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any other Credit Party or materially impair the value of any material Property subject thereto; (e) banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements and other title defects in any Property of the Borrower or any other Credit Party, that in each case do not secure Debt and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any other Credit Party or materially impair the value of such Property subject thereto; (g) Liens to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business; (h) Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of the Borrower or any other Credit Party and do not encumber Property of the Borrower or any other Credit Party other than the Property that is the subject of such leases and items located thereon; (i) Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of the Borrower or any other Credit Party and do not encumber Property of the Borrower or any other Credit Party other than the Property that is the subject of such licenses; (j) judgment and attachment Liens not giving rise to an Event of Default; and (k) Liens of issuers of commercial letters of credit or similar undertakings on the goods that are the subject of such letters of credit or undertakings. Provisions in the Loan Documents allowing Excepted Liens or other Permitted Liens on any item of Property shall be construed to allow such Excepted Liens and other Permitted Liens also to cover any improvements, fixtures or accessions to such Property and the proceeds of and insurance on such Property, improvements, fixtures or accessions. No intention to subordinate any Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens. The term “Excepted Liens” shall not include any Lien securing Debt for borrowed money.

“Excess Cash” means, on any day, all cash and Cash Equivalents of Parent, the Borrower and the Consolidated Restricted Subsidiaries to the extent that the aggregate amount thereof exceeds the Excess Cash Threshold.

“Excess Cash Threshold” means, on any date of determination, $100,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means (a) any Deposit Account, Commodity Account or Securities Account so long as the balance in each such account, individually, does not exceed $1,000,000 at any time and the aggregate balance of all such Deposit Accounts, Commodity Accounts and Securities Accounts does not at any time exceed $2,000,000, (b) any Deposit Account that is a zero balance account or a deposit account for which the balance of such Deposit Account is transferred at the end of each date to a deposit account that is not an Excluded Account, and (c) any other Deposit Accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit Parties.

“Excluded Swap Obligation” means, with respect to the Borrower and the Guarantors individually determined, any CFTC Hedging Obligation if, and solely to the extent that, all or a portion of the guarantee of the Borrower or such Guarantor of, or the grant by the Borrower or such Guarantor of a security interest to secure, such CFTC Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) with respect to such CFTC Hedging Obligation at any time such guarantee or grant of a security interest becomes effective with respect to such CFTC Hedging Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment to such Lender that was requested by the Borrower under Section 5.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c) Taxes attributable to such Recipient’s failure or inability to comply with Section 5.03(g), and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit listed on Annex II.

“Existing Loan Documents” means the “Loan Documents” (as defined in the Existing Credit Agreement) as in effect prior to the date hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (i) the agency fee letter agreement, dated as of September 26, 2016 among Parent, the Borrower and the Administrative Agent, (ii) the underwriting fee letter agreement, dated as of September 26, 2016 among Parent, the Borrower, Wells Fargo Bank, N.A. and the Arrangers, and any other fee letters that may hereafter be entered into between Administrative Agent and Borrower.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person or any other natural person principally responsible for the financial matters of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower.

“Firm Transportation Committed Volumes” means the volumes of Hydrocarbons (reported on a MMBtu basis) with respect to which the Borrower and the other Credit Parties have agreed to (a) transport through any gathering or other pipeline system and (b) pay for such transportation services regardless of whether or not such Hydrocarbons are actually transported or such services are utilized by the Borrower and the other Credit Parties; provided, that, for the avoidance of doubt any volumes for which the Borrower or any other Credit Party has made such a commitment shall be included regardless of whether such volumes are attributable to the Borrower’s and the other Credit Parties’ working interests and net revenue interests in their Oil and Gas Properties.

“Firm Transportation Reimbursement Agreement” means any agreement evidencing any obligation of the Borrower or any other Credit Party to:

(a) reimburse a Person that is, on the date such contract is entered into, a Lender or an Affiliate of a Lender, in each case even if such Person subsequently ceases to be a Lender or an Affiliate of a Lender for any reason, for (i) the costs of procuring or providing credit support or other performance assurance (whether in the form of a guaranty, a letter of credit or otherwise) procured or provided by such Lender or Affiliate of a Lender to a transportation provider for transportation contracts or capacity to transport Hydrocarbons sold pursuant to a Specified Commodity Sale Contract, (ii) the expenses of such Lender or Affiliate of a Lender owed to the provider of the credit support or other performance assurance described in the preceding clause (i) or (iii) any losses incurred by the Lender or Affiliate of a Lender in connection with any exercise of remedies against such credit support or performance assurance described in the preceding clause (i); and/or

(b) provide replacement credit support or performance assurance to such transportation provider that is acceptable to such transportation provider upon the expiration of a term agreed upon with such Person;

provided in either case that such agreement is executed directly in connection with a Specified Commodity Sale Contract (whether included in such Specified Commodity Sale Contract or a separate related agreement).

“Firm Transportation Reimbursement Obligation Amount” means as of any date of determination, with respect to any Firm Transportation Reimbursement Agreement, the maximum amount of the Borrower’s and the other Credit Parties’ payment obligations (contingent or otherwise) to any Lender or Affiliate of a Lender thereunder as of such date.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Gross Projected Volume” means Projected Volume, (a) as increased to reflect the volumes that are attributable to 100% of the working interests and net revenue interests in the Borrower’s and the other Credit Parties’ Oil and Gas Properties, (b) as converted from a MMcfe measurement to a MMBtu measurement, and (c) as otherwise reasonably adjusted by the Borrower in good faith to reflect assumptions or other conditions disclosed to the Administrative Agent (provided that any adjustment to Projected Volume pursuant to this clause (c) shall be reasonably acceptable to the Administrative Agent).

“Guarantors” means Parent, Rice Drilling B LLC, a Delaware limited liability company, Rice Drilling D LLC, a Delaware limited liability company, Rice Marketing LLC, a Delaware limited liability company, Rice Energy Marketing LLC, a Delaware limited liability company, each Vantage Upstream Entity, and each other Restricted Subsidiary that guarantees the Obligations pursuant to Section 8.14(b).

“Guaranty and Collateral Agreement” means the Fourth Amended and Restated Guaranty and Collateral Agreement executed by the Borrower and the Guarantors on the Effective Date in form and substance satisfactory to the Administrative Agent pursuant to which (a) the Guarantors guaranty, on a joint and several basis, payment of the Obligations, and (b) the Borrower and the Guarantors grant security interests on the Borrower’s and the Guarantors’ personal property constituting “Collateral” as defined therein in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, modified, supplemented or restated from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Industry Competitor” means any Person (other than Borrower, any Guarantor or any of their Affiliates or Subsidiaries) that, directly or indirectly, is actively engaged as one of its principal businesses in lease acquisitions, exploration and production operations or development of oil and gas properties (including the drilling and completion of producing wells).

“Initial Reserve Report” means the report prepared as of September 1, 2016 by or under the supervision of the internal reserve engineering staff of the Borrower with respect to the Oil and Gas Properties of the Credit Parties (other than the Vantage Upstream Entities) to which Proved Reserves are attributed; provided that, for the avoidance of doubt, the Initial Reserve Report does not include an evaluation of the Vantage Oil and Gas Properties.

“Initial Vantage Reserve Report” means the internally prepared reserve engineering information relating to the Vantage Oil and Gas Properties delivered by the Borrower to the Administrative Agent prior to the Effective Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means with respect to any ABR Loan, the last day of each March, June, September and December and with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale);

(b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or equity interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person;

(c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit both before and after such purchase or acquisition; or

(d) the entering into of any guarantee of, or other surety obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person;

provided that accounts receivable acquired in the ordinary course of business do not constitute Investments.

“Issuing Bank” means each of Wells Fargo Bank, N.A., BMO Harris Financing, Inc., and Barclays Bank PLC, in each case, in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event there is more than one Issuing Bank hereunder at any time, references herein and in the other Loan Documents to the “Issuing Bank” shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit, or to all Issuing Banks, as the context requires.

“LC Commitment” at any time means $250,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the aggregate Undrawn Amount of all outstanding Letters of Credit at such time plus the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Schedule 1.02 opposite such Issuing Bank’s name.

“Lender Treasury Management Agreement” means a Treasury Management Agreement between the Borrower or any other Credit Party, on the one hand, and any counterparty that is a Treasury Management Lender, on the other hand.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.

“Letter of Credit Agreements” means (a) all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit and (b) all “Letter of Credit Agreements” (as defined in the Existing Credit Agreement) assigned to and assumed by the Borrower pursuant hereto.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that if such rate that appears on such screen or page shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower or any other Credit Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind or early termination of all or any part of such Swap Agreement; provided that for purposes of this definition, a Swap Agreement shall not be deemed to have been Liquidated if, (a) such Swap Agreement is novated from the existing counterparty to an Approved Counterparty, with the Borrower or another Credit Party being the “remaining party” for purposes of such novation, or (b) upon its sale, assignment, novation, unwind or early termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with prices, tenors and volumes not less favorable to the Credit Parties than those of such replaced Swap Agreements and without cash payments to the Borrower or any other Credit Party in connection therewith. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loan or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders, and at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by the Borrower and its Consolidated Restricted Subsidiaries in excess of the lesser of (a) $50,000,000 and (b) the greater of (i) five percent (5%) of the then effective Borrowing Base and (ii) $25,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, or (c) the validity or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under the Loan Documents.

“Material Debt” means Debt (other than the Obligations) of the Borrower or any other Credit Party with a principal amount in excess of the Threshold Amount.

“Material Disposition” means any disposition of Property or series of related dispositions of Properties that yields gross proceeds to the Borrower or any of its Consolidated Restricted Subsidiaries in excess of the lesser of (a) $50,000,000 and (b) the greater of (i) five percent (5%) of the then effective Borrowing Base and (ii) $25,000,000.

“Material Swap Obligation” means obligations owing by the Borrower or any other Credit Party under one or more Swap Agreements with the same counterparty that, at the time in question, have a net Swap Termination Value in favor of such counterparty (i.e., the Borrower or such Credit Party is “out of the money”) that exceeds the Threshold Amount.

“Maturity Date” means October 19, 2021.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) (b) modified from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means, at any time, any real or immovable Property owned by the Borrower or any Guarantor which is subject to the Liens existing at such time under the terms of the Security Instruments.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A or such other form approved by the Administrative Agent, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means any and all amounts owing or to be owing (including all interest on any of the Loans, any interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor (or which could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, (b) to any Secured Swap Party under any Secured Swap Agreement, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Party to another Secured Swap Party that is not a Lender or an Affiliate of a Lender, or (c) to any Treasury Management Lender under any Lender Treasury Management Agreement, including in each case all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Obligations” owing by such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Business” means the business of acquiring, exploring, drilling, exploiting, developing, producing, operating, treating, storing, gathering, processing, and selling oil and gas and the products thereof, together with activities (including physical and financial hedging and swapping) that are ancillary thereto.

“Oil and Gas Properties” means rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and including any interests acquired pursuant to unit agreements, pooling agreements and declarations of pooled units; provided, that, for the avoidance of doubt, “Oil and Gas Properties” shall exclude all easements and rights of way used or to be used in connection with any gathering system. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means any and all Oil and Gas Properties owned at the time in question by the Borrower and the other Credit Parties.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 and Section 5.05).

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Permitted Control Group” means the “group” within the meaning of Section 13(d) or 14(d) of the Exchange Act comprised of the parties (other than Parent) to that certain Stockholders Agreement dated as of January 29, 2014, as amended by that certain First Amendment to the Stockholders’ Agreement dated as of August 8, 2014 (without giving effect to any subsequent amendments, joinders or modifications thereto).

“Permitted Investors” means, collectively, (a) Rice Energy Irrevocable Trust and (b) Daniel J. Rice III and his spouse, the descendants of Daniel J. Rice III and their spouses, and any executor or personal representative of, or trust for the benefit of, or limited liability company, corporation or partnership owned (80% or more) by, any of the foregoing.

“Permitted Lien” means any Lien permitted under Section 9.03.

“Permitted Tax Distributions” means, with respect to the Borrower, so long as it is taxable as a partnership for United Stated federal income tax purposes, tax distributions to the members of the Borrower that are not Guarantors in an aggregate amount that does not exceed (a) the sum of the highest marginal United States federal and New York state income tax rates applicable to individuals on ordinary income, multiplied by (b) the Borrower’s federal net taxable income, multiplied by (c) the percentage of ownership interests in the Borrower owned by such member.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), that is subject to Title IV of ERISA or section 412 of the Code and that is sponsored, maintained or contributed to by Parent, the Borrower, a Subsidiary or an ERISA Affiliate or was, at any time during the six-year period prior to the date hereof, sponsored, maintained or contributed to by Parent, the Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” has the meaning assigned such term in Section 8.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Projected Volume” means, at any time, the Borrower’s reasonably anticipated projected future production from Oil and Gas Properties of the Borrower and the other Credit Parties.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Public Lender” has the meaning assigned such term in Section 8.01.

“Purchase Money Indebtedness” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“PV10” means, as of any date of determination for any Person or group of Persons, the present value of estimated future revenues less severance and ad valorem taxes, operating, gathering, transportation and marketing expenses and capital expenditures from the production of Proved Reserves on such Person’s or such group’s Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant hereto, calculated in accordance with the SEC guidelines and using the Five-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor) on such date of determination, adjusted for any basis differential, quality and gravity, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. PV10 shall be adjusted to give effect to the Swap Agreements with Approved Counterparties then in effect.

“Qualified ECP Counterparty” means, in respect of any CFTC Hedging Obligation, the Borrower and each Guarantor to the extent that such Person (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such CFTC Hedging Obligation or any grant of a security interest to secure such CFTC Hedging Obligation becomes effective or (b) otherwise constitutes an “eligible contract participant” with respect to such Swap Agreement under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loan or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders, and at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means the Initial Reserve Report and each subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each of the following dates:

January 1, 2017 and each January 1 thereafter

July 1, 2017 and each July 1 thereafter

(or such other date in the event of an Interim Redetermination), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Borrower or any other Credit Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any other Credit Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rice Midstream Holdings” means Rice Midstream Holdings LLC, a Delaware limited liability company.

“Rolling Period” means (a) for the fiscal quarters ending on December 31, 2016, March 31, 2017 and June 30, 2017, the period commencing on October 1, 2016 and ending on the last day of such applicable fiscal quarter and (b) for the fiscal quarter ending on September 30, 2017 and for each fiscal quarter thereafter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanction” means any economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country, territory or region which is itself, or whose government is, the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Firm Transportation Reimbursement Agreement” means any Firm Transportation Reimbursement Agreement solely to the extent that (a) the applicable transportation provider requires the credit support or performance assurance to which such Firm Transportation Reimbursement Agreement relates to be provided by or on behalf of the Borrower or any other Credit Party and (b) the Firm Transportation Reimbursement Obligation Amount as of any date of determination does not exceed the Specified Monthly Transportation Price as of such date multiplied by 12 months, provided that, to the extent any such Firm Transportation Reimbursement Agreement obligates the Borrower or any other Credit Party to reimburse such Lender or Affiliate of a Lender for any credit support or performance assurance in excess of the amount referred to in the foregoing clause (b), the Borrower’s or such Credit Party’s obligation to reimburse such Lender or Affiliate of a Lender for such credit support of performance assurance in excess of such amount shall be deemed not to be a Secured Firm Transportation Reimbursement Agreement (but the remainder of the agreement (i.e. the agreement to the extent the reimbursement obligation does not exceed the amount referred to in the foregoing clause (b)) may constitute a Secured Firm Transportation Reimbursement Agreement).

“Secured Lender Physical Contract” means (a) any Specified Commodity Sale Contract and (b) any Secured Firm Transportation Reimbursement Agreement; provided that, notwithstanding anything to the contrary contained herein, (i) any additional confirmations or transactions entered into under any such contract after such Lender or an Affiliate of a Lender ceases to be a Lender or an Affiliate of a Lender shall be deemed not to be a “Secured Lender Physical Contract” and (ii) if each party to any such contract expressly provides in writing (whether in a master agreement, in a transaction confirmation, or otherwise) that such contract (or a specified portion of such contract or a specified transaction under such contract, including any Firm Transportation Reimbursement Agreement associated with a Specified Commodity Sale Contract) is not a Secured Lender Physical Contract as defined in this Agreement, then to the extent so provided, such contract (or a specified portion of such contract or a specified transaction under such contract) shall not constitute a Secured Lender Physical Contract for the purposes of this Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Treasury Management Lenders and Secured Swap Parties, and “Secured Party” means any of them individually.

“Secured Swap Agreement” means (a) any Swap Agreement between (i) the Borrower or any other Credit Party and (ii) any Lender or Affiliate of a Lender that exists on the Effective Date, and (b) any Swap Agreement between (i) the Borrower or any other Credit Party and (ii) any Person that is, on the date such Swap Agreement was entered into, a Lender or an Affiliate of a Lender, in each case, even if such Person subsequently ceases to be a Lender (or an Affiliate thereof) for any reason.

“Secured Swap Obligations” means Obligations referred to in clause (b) of the definition of Obligations.

“Secured Swap Party” means the counterparty opposite the Borrower or any other Credit Party under any Secured Swap Agreement.

“Securities Account” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Instruments” means the mortgages, deeds of trust, pledge agreements, security agreements, control agreements and other agreements, instruments, supplements or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, supplements, consents or certificates (including the Guaranty and Collateral Agreement) now or hereafter executed and delivered by the Borrower, any other Credit Party, or any other Person (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this

Agreement) in order to guarantee or provide collateral security for the payment or performance of the Obligations, the Notes, this Agreement or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means unsecured notes or bonds from time to time issued pursuant to one or more public or private capital markets financings (in each case, as modified, renewed, refunded, replaced in any manner or refinanced in whole or in part from time to time in compliance with this Agreement); provided that (i) such notes or bonds do not provide for any amortization of principal or any scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal on any date prior to 91 days after the Maturity Date (other than provisions requiring offers to repurchase in connection with asset sales or any change of control), (ii) such notes or bonds have a scheduled maturity date that is no earlier than 91 days after the Maturity Date, (iii) the financial ratio covenants, negative covenants and events of default pertaining to such notes or bonds are not materially more onerous, taken as a whole, than the financial ratio covenants, negative covenants and Events of Default contained in this Agreement and (iv) both immediately before and immediately after giving effect to the incurrence of any principal Debt under such notes or bonds, no Event of Default or Borrowing Base Deficiency exists or would exist after giving effect to any concurrent repayment of other Debt with the proceeds of such incurrence and any automatic reduction in the Borrowing Base pursuant to Section 2.07(e).

“Senior Notes Debt” means unsecured Debt in respect of Senior Notes, including the principal amounts owing thereunder and any associated obligations to pay interest, premiums, indemnifications, expenses, costs or other amounts.

“Senior Notes Documents” means each indenture or agreement providing for Senior Notes Debt, the Senior Notes, all guaranties of Senior Notes, and any other instruments or agreements made or delivered by Parent, the Borrower or any Restricted Subsidiary in connection with such Senior Notes Debt in each case, as amended, restated, modified, supplemented, renewed or replaced in any manner (whether upon or after termination or otherwise) from time to time.

“Specified Average Monthly Volume” means, with respect to any Specified Commodity Sale Contract, the average monthly volume of Hydrocarbons to be sold pursuant to such Specified Commodity Sale Contract during the last 12 months of the term of such Specified Commodity Sale Contract (or, if the term of any such Specified Commodity Sale Contract is shorter than 12 months, the average monthly volume of Hydrocarbons to be sold pursuant to such Specified Commodity Sale Contract during the term thereof).

“Specified Commodity Sale Contract” means any contract for the sale of Hydrocarbons for a price to be calculated at the time of delivery based on the market or index price for a location other than the delivery point (as defined in such sale contract) of the Hydrocarbons sold pursuant to such sale contract (together with any related asset management agreement for the release of transportation capacity between such locations), which sale transaction is intended to be settled by physical delivery of such Hydrocarbons by the Borrower or any other Credit Party to a Person that is, on the date such contract is entered into, a Lender or an Affiliate of a Lender, in each case even if such Person subsequently ceases to be a Lender or an Affiliate of a Lender for any reason.

“Specified Monthly Transportation Price” means, with respect to any Firm Transportation Reimbursement Agreement, the monthly price that the applicable transportation provider (i.e. the transportation provider to which the credit support or performance assurance giving rise to such Firm Transportation Reimbursement Agreement is provided) is contractually entitled to charge to transport the Specified Average Monthly Volume under the Specified Commodity Sale Contract associated with such Firm Transportation Reimbursement Agreement as of any date of determination.

“Specified Purchase Agreement Representations” means such of the representations made by or on behalf of the Vantage Parties in the Vantage Acquisition Agreement (including those contained in Article IV of the Vantage Acquisition Agreement) as are material to the interests of the Lenders (in their capacities as such), but only to the extent Parent has the right to terminate its obligations under the Vantage Acquisition Agreement or decline to consummate the Vantage Acquisition as a result of a breach of such representations in the Vantage Acquisition Agreement.

“Specified Representations” means representations and warranties of Parent, the Borrower and the other Credit Parties contained in Sections 7.01, 7.02, 7.03 (solely with respect to clause (b) thereof), 7.08, 7.21, 7.22 (with respect to solvency of Parent and its Consolidated Restricted Subsidiaries, on a consolidated basis after giving effect to the Vantage Acquisition and the other Transactions) and 7.23.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Super Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than eighty percent (80%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders, and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than eighty percent (80%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the other Credit Parties shall be a Swap Agreement and (ii) no sale of a commodity for deferred shipment or delivery that is intended to be physically settled (other than a forward sale contract to the extent that it provides, at the time such contract (or a specified portion of such contract or a specified transaction under such contract) is entered into, for all in fixed prices; provided, that, the Borrower’s or any other Credit Party’s election for “first of month” pricing or other one month pricing pursuant to a forward sale contract for deliveries of Hydrocarbons for the immediately following calendar month shall be deemed not to be a contract for an all in fixed price for purposes of this definition) shall be a Swap Agreement pursuant to this clause (a), and (b) any Secured Lender Physical Contract. If multiple transactions are entered into under a master agreement, each transaction is a separate Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements (including, without duplication, any unpaid amounts due on the date of calculation).

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means the lesser of (a) $50,000,000 and (b) the greater of (i) five percent (5.0%) of the then effective Borrowing Base and (ii) $25,000,000.

“Transactions” means, (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Collateral pursuant to the Security Instruments, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations by such Guarantor and the grant by such Guarantor of Liens on Mortgaged Properties and other Collateral pursuant to the Security Instruments, and (c) with respect to each Credit Party, the execution, delivery and performance by such Credit Party of each agreement entered into by it in connection with the consummation of the Vantage Acquisition and the Midstream Contribution.

“Transfer” has the meaning assigned to such term in Section 9.11.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Undrawn Amount” means, at any time, with respect to any Letter of Credit, the maximum amount that may be drawn under such Letter of Credit after giving effect to (a) all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit (regardless of whether such automatic increases have then occurred at such time) and (b) any amounts previously drawn under such Letter of Credit.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Secured Party’s Lien on any Collateral.

“Unproven Acreage” means, at any time, all Oil and Gas Properties that had no Proved Reserves attributed thereto in the then most recent Reserve Report (including, for the avoidance of doubt, Oil and Gas Properties not evaluated in the most recent Reserve Report).

“Unrestricted Parent Entity” means any subsidiary of Parent other than the Borrower.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower (a) designated as such on Schedule 7.14, (b) which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.15 or (c) that is a subsidiary of an Unrestricted Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(iii).

“Vantage Oil and Gas Properties” means all Oil and Gas Properties indirectly acquired by Parent in connection with the Vantage Acquisition (other than any gathering, transporting or processing assets owned by the Vantage Midstream Entities).

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes,

Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements referred to in Section 7.04(a) except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in ARTICLE IX is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, subject to the proviso at the end of the definition of “EBITDAX” in Section 1.02 hereof, Parent (except to the extent expressly provided in the definition of “Consolidated Net Funded Debt”) and all Unrestricted Subsidiaries, and all subsidiaries of the Unrestricted Subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. Upon request of a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and (i) in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, (ii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, or (iii) in the case of any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, in each case, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic

Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(f) certifying that, if the principal amount of such Borrowing plus the aggregate amount of cash and Cash Equivalents of Parent, the Borrower and the Consolidated Restricted Subsidiaries at the time of such Borrowing (before giving effect thereto) exceeds the Excess Cash Threshold, then (i) the proceeds of the Borrowing will be used as set forth on an exhibit to such Borrowing Request (which use of proceeds will be something other than cash on balance sheet) within five (5) Business Days of the date of such Borrowing and (ii) after giving effect to such use of proceeds, Parent, the Borrower and the Consolidated Restricted Subsidiaries will not have any Excess Cash; and

(g) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base and (z) the then effective Aggregate Elected Commitment Amounts).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with a Lender and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate Elected Commitment Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amounts is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments, and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Increases, Reductions and Terminations of Aggregate Elected Commitment Amounts.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or by causing a Person that is acceptable to the Administrative Agent that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be Parent, an Affiliate of Parent or a natural person.

(ii) Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A) such increase shall not be less than $15,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the Borrowing Base then in effect;

(B) following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitment Amounts more than once before the next Scheduled Redetermination Date (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.06(c)(ii)(B));

(C) no Default shall have occurred and be continuing on the effective date of such increase or would result therefrom;

(D) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays any compensation required by Section 5.02;

(E) no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F) if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Elected Commitment Increase Certificate”); and

(G) if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender, and, to the extent applicable and agreed to by the Borrower, the Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid any compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts (and the resulting modifications of each Lender’s Maximum Credit Amount pursuant to Section 2.06(c)(iv) or Section 2.06(c)(v)).

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v) Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi) The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts as reduced.

(vii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(c)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts).

(ix) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate or that the Borrower pay any amounts under Section 5.02, and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date thereafter, the amount of the Borrowing Base shall be $1,000,000,000. It is understood and agreed that the initial Borrowing Base hereunder was determined on the basis of the Oil and Gas Properties evaluated in the Initial Reserve Report (and for the avoidance of doubt the Vantage Oil and Gas Properties were not evaluated for purposes of determining the Initial Borrowing Base). Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e) and Section 9.11.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”) based on the Reserve Reports prepared as of the following dates:

January 1, 2017 and each January 1 thereafter

July 1, 2017 and each July 1 thereafter

In addition, (i) the Borrower may elect to cause, by notifying the Administrative Agent thereof, and the Administrative Agent shall cause, at the election and direction of the Required Lenders, by notifying the Borrower thereof, one time between Scheduled Redeterminations, the Borrowing Base to be redetermined between Scheduled Redeterminations, (ii) upon any Additional Interim Redetermination Event, the Administrative Agent shall, at the election and direction of the Majority Lenders, by notifying the Borrower thereof, cause the Borrowing Base to be redetermined between Scheduled Redeterminations, and (iii) the Borrower may elect, by notifying the Administrative Agent of any acquisition of Oil and Gas Properties by the Borrower or any other Credit Party with a purchase price in the aggregate of at least the greater of (A) $12,500,000 and (B) ten percent (10%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations. Each redetermination of the Borrowing Base pursuant to the immediately preceding sentence is referred to herein as an “Interim Redetermination” and shall be effectuated in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then, on or before each March 15 and September 15 (or such date promptly thereafter as reasonably practicable) of each year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (in each Lender’s sole discretion consistent with its normal oil and gas criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii) or adjusted pursuant to Section 2.07(e) or Section 9.11, the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before April 1, 2017 and thereafter each October 1 or April 1, as applicable, following such notice (or, in each case, such date promptly thereafter as reasonably practicable), or if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 9.11, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination, Interim Redetermination or adjusted Borrowing Base shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Issuance of Senior Notes. In addition to the other redeterminations of the Borrowing Base provided for herein, and notwithstanding anything to the contrary set forth herein, upon the issuance of any Senior Notes by any Credit Party permitted by Section 9.02(e), the Borrowing Base then in effect shall be automatically reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Senior Notes (without regard to any initial issue discount), and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders on such date until the next redetermination or modification of the Borrowing Base pursuant to this Agreement.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. The aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s LC Issuance Limit and the aggregate amount of all outstanding Letters of Credit issued by all Issuing Banks shall not exceed the LC Commitment. Each Letter of Credit shall be in a minimum face amount of Twenty-Five Thousand Dollars ($25,000) (or such lesser amount as may be agreed to by Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Effective Date. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amounts and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment, (B) the aggregate amount of outstanding Letters of Credit issued by the applicable Issuing Bank does not exceed the LC Issuance Limit of such Issuing Bank, and (C) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base and (z) the then effective Aggregate Elected Commitment Amounts). No letter of credit issued by the Issuing Bank (if the Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless the Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in clauses (A) and (C) of the immediately preceding sentence are true and correct).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five Business Days prior to the Maturity Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) above.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the

Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by the Issuing Bank’s gross negligence or willful misconduct. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Schedule 1.02 shall be amended upon the written agreement of the Borrower, the Administrative Agent and any successor Issuing Bank to set forth such Issuing Bank’s LC Issuance Limit, and no successor Issuing Bank shall be an “Issuing Bank” hereunder until such amendment is effective.

(j) Cash Collateralization.

(i) If the Borrower is required to Cash Collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.05(a)(v), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date. In addition, if the Commitments are terminated or the Loans become due and payable pursuant to Section 10.02(a) or the Loans are not paid in full on the Maturity Date, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”). The Borrower, and to the extent granted by any Defaulting Lender, such Defaulting Lender, agrees to maintain, or cause to be maintained, such security interest as an exclusive first priority and continuing perfected security interest. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the minimum collateral amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Restricted Subsidiary may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.

(iv) Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Borrower’s and the Guarantors’ Obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder in connection with any prepayment pursuant to Section 3.04(c), then such Cash Collateral will be returned to the Borrower promptly after the Revolving Credit Exposure ceases to exceed the Borrowing Base. If the Borrower is required to Cash Collateralize hereunder pursuant to Section 4.05(a)(v), then such Cash Collateral shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(j) following the elimination or reduction of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) such that there exists excess Cash Collateral; provided that, subject to Section 4.05 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall be returned to the Borrower but shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to Cash Collateralize hereunder pursuant to the final sentence of Section 2.08(j)(i), then such Cash Collateral shall be returned to the Borrower within three Business Days after the LC Exposure has been reduced to zero.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Borrowings, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Borrowings, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Section 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing, or (ii) the Required Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans (including the Applicable Margin applicable with respect to such Loans), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that interest accrued pursuant to Section 3.02(c) shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each such partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each such prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or any reduction in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), the total Revolving Credit Exposures exceed the total Commitments, then the Borrower shall prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j).

(ii) Upon any Scheduled Redetermination or Interim Redetermination, if the total Revolving Credit Exposures exceed the redetermined or adjusted Borrowing Base, then the Borrower will reduce such excess to zero by taking one or more of the following actions:

(A) within thirty days thereafter, prepaying the Borrowings, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralizing such excess as provided in Section 2.08(j);

(B) within thirty days thereafter, adding additional Oil and Gas Properties of the Borrower and the other Credit Parties to the Reserve Report (and, if required under Section 8.14, mortgaging additional Oil and Gas Properties in compliance with the requirements of Section 8.14) that, in each case, are acceptable to the Administrative Agent and the Lenders and would result in an increase to the Borrowing Base; or

(C) within thirty days thereafter, electing to make (and thereafter paying in accordance with such election) six equal monthly payments that collectively prepay the Borrowings until such excess is reduced to zero (and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j)), with the first such payment being due and payable within such thirty days and each subsequent payment being due and payable on the same day in each of the subsequent calendar months;

provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e) or Section 9.11, if the total Revolving Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the third (3rd) Business Day after it receives the applicable New Borrowing Base Notice in accordance with Section 2.07(d); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. All prepayments permitted or required under this Section 3.04 shall include breakage expense, if any, required under Section 5.02 and shall be without premium or penalty.

Section 3.05 Fees.

(a) Commitment Fees. Except as otherwise provided in Section 4.05(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. The Borrower also agrees to pay to the Issuing Bank, for its own account,(i) a fronting fee, which shall be payable at issuance of each Letter of Credit in an amount equal to the greater of $500 or 0.125% of the face amount of such Letter of Credit (which, for purposes of this clause (i), shall mean the maximum face amount of such Letter of Credit after giving effect to all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit) and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letters.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Deductions by the Administrative Agent.

(a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.05 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.05, and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Collection of Proceeds of Production. The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and the other Credit Parties and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and the other Credit Parties.

Section 4.05 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent not prohibited by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Majority Lenders and Super-Majority Lenders and in Section 12.02(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(j); sixth, to the payment of any amounts owing to the Lenders or Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 or Section 6.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.05(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.05(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.08(j).

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (iii)(B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law,

Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to subsection (iv) and any Cash Collateral provided by such Defaulting Lender) in accordance with the procedures set forth in Section 2.08(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.05(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it will have no Fronting Exposure after giving effect thereto.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes or (B) Taxes described in clauses (c) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its Loans, Loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender in respect of any Eurodollar Loan (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, upon receipt of a certificate described in the following subsection (c) the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

Section 5.03 Taxes.

(a) Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(b)), (i) the Administrative Agent, any Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes that have been paid by the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient, or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(h) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this paragraph (i) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and such Lender has not prevented such required payment by designating a different lending office in accordance with Section 5.04, (c) any Lender is a Defaulting Lender, (d) the Super Majority Lenders have provided their consent to increase the Borrowing Base pursuant to Section 2.07(c)(iii), but any Lender has not provided such consent, or (e) any Lender has given notice pursuant to Section 5.06 that it is unable to make or maintain Eurodollar Loans but Lenders constituting Majority Lenders have not given such notice, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (and in the case of clause (d) above, within thirty (30) days of the effectiveness of the redetermination of the Borrowing Base pursuant to Section 2.07(d)), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.04(b)(ii)(C), (ii) if such assignee is not already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the

Issuing Bank, which consent shall not unreasonably be withheld, (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (v) such assignment does not conflict with applicable law; and (vi) in the case of any assignment resulting from a Lender not consenting to increase the Borrowing Base as described in clause (d), the applicable assignee shall have consented to the applicable increase of the Borrowing Base. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The restatement and amendment of the Existing Credit Agreement by this Agreement (including the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit (excluding the Existing Letters of Credit) hereunder) shall not become effective until the date on which the Administrative Agent gives notice (as provided in the final sentence of this Section) that each of the following conditions has been satisfied (or waived in accordance with Section 12.02) prior to 2:00 p.m., Central Daylight Time, on November 10, 2016 (and, if not satisfied prior to such time, this Agreement shall be null and void and of no force and effect):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, without duplication, (i)fees payable pursuant to Section 3.05(c), (ii) fees payable pursuant to the Fee Letters and (iii) to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the Borrower and each Guarantor, including the Vantage Upstream Entities, setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreement, the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each other Credit Party.

(d) On the Effective Date, (i) the Specified Purchase Agreement Representations shall be true and correct and (ii) the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have received a duly executed Note payable to each Lender that has requested a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E, including any amendments thereto in connection with the amendment and restatement of the Existing Credit Agreement by this Agreement. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Liens under the Security Instruments will, upon the recording of the Security Instruments, be first priority, perfected Liens (subject only to Permitted

Liens) on (i) at least 85% of the total PV10 of the Borrowing Base Properties evaluated in the Initial Reserve Report, (ii) all Unproven Acreage owned by the Borrower and the Guarantors as of the Effective Date and mortgaged pursuant to the Existing Credit Agreement, (iii) at least 25% of the total PV10 of the Vantage Oil and Gas Properties evaluated in the Initial Vantage Reserve Report, and (iv) all other Property purported to be pledged as Collateral pursuant to the Security Instruments (including all of the Equity Interests in the Borrower and each Restricted Subsidiary that are owned by a Credit Party (and to the extent any such Equity Interests are certificated, the Borrower shall also have caused the applicable Credit Party to deliver the original stock certificates evidencing such Equity Interests together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof).

(h) The Administrative Agent shall have received satisfactory title information as the Administrative Agent may reasonably require with respect to the status of title to at least (i) 80% of the total PV10 of the Borrowing Base Properties evaluated in the Initial Reserve Report and (ii) 25% of the total PV10 of all Vantage Oil and Gas Properties evaluated in the Initial Vantage Reserve Report.

(i) The Administrative Agent shall have received an opinion of Thompson & Knight LLP, special counsel to the Borrower and the Guarantors, and local counsel in the States of Ohio and Pennsylvania, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12.

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of Parent certifying that Parent and its Consolidated Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(l) The Administrative Agent shall have received or shall have available on-line through the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the SEC (or any succeeding governmental authority) (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent, the Borrower and the Borrower’s Consolidated Restricted Subsidiaries, for the three most recently completed fiscal years ended at least 105 days before the Effective Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent, the Borrower and the Borrower’s Consolidated Restricted Subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 55 days before the Effective Date (in each case, together with the corresponding comparative period from the prior fiscal year), (iii) audited consolidated balance sheets as of December 31, 2013, December 31, 2014 and December 31, 2015 and the related statements of income, stockholders’ equity and cash flows of (A) Vantage Energy, LLC, (B) Vantage Energy II, LLC and (C) Vista Gathering, LLC, in each case, for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, (iv) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (A) Vantage Energy, LLC, (B) Vantage Energy II, LLC and (C) Vista Gathering, LLC, in each case, for each subsequent interim fiscal period (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Effective Date (in each case, together with the corresponding comparative period from the prior fiscal year), and (v) (i) a pro forma consolidated balance sheet of Parent as of the Effective Date and (ii) pro forma consolidated projected statements of income, stockholders’ equity and cash flows for Parent prepared on a quarterly basis for the fiscal years ending December 31, 2016 and December 31, 2017, in each case, prepared after giving effect to the Transactions and the other transactions contemplated by this Agreement.

(m) The Administrative Agent shall have received the Initial Reserve Report and the Initial Vantage Reserve Report, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(n) The Administrative Agent shall have received appropriate Uniform Commercial Code search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the other Credit Parties for the State of Delaware and the State of Pennsylvania, as applicable, and any other jurisdiction reasonably requested by the Administrative Agent, other than those being released on or prior to the Effective Date or Permitted Liens.

(o) To the extent requested in writing by the Administrative Agent at least 10 Business Days prior to the Effective Date, the Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(p) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying: (i) that the Credit Parties, Rice Midstream Partners and the Vantage Parties have each received all consents and approvals necessary for the consummation of the Vantage Acquisition and the Midstream Contribution to the extent the failure to obtain such consents and approvals would permit Parent, the Borrower or Rice Midstream Partners to terminate the Vantage Acquisition Agreement or the Midstream Dropdown Agreement, as applicable, (ii) that concurrently with the effectiveness of this Agreement and the Borrowings to be made on the Effective Date, (A) Parent is consummating the Vantage Acquisition and (B) Parent is consummating the Midstream Contribution, in each case substantially in accordance with the terms of the Vantage Acquisition Agreement and the Midstream Dropdown Agreement, as applicable (without waiver or amendment of any term or condition of either such agreement in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), (iii) as to the final purchase price (and form of consideration) being paid by Parent to the Vantage Sellers (as defined in the Vantage Acquisition Agreement) as consideration for the Vantage Acquisition after giving effect to all adjustments as of the closing date contemplated by the Vantage Acquisition Agreement, (iv) as to the final purchase price and form of consideration (which shall be not less than $600,000,000 and shall be 100% cash) being paid to Parent or the Borrower as consideration for the Equity Interests in the Vantage Midstream Entities after giving effect to all adjustments as of the closing date contemplated by the Midstream Dropdown Agreement, (v) that Parent shall have issued Equity Interests in accordance with Section 6.01(q) below, (vi) the Credit Parties do not have any Debt for borrowed money other than Debt under the Loan Documents and Debt permitted under the Credit Agreement, and (vii) during the period beginning on September 26, 2016 and ending on the Effective Date, the Credit Parties have not disposed of Borrowing Base Properties having an aggregate Borrowing Base Value in excess of five percent (5%) of the Borrowing Base in effect on September 26, 2016.

(q) The Administrative Agent shall have received evidence satisfactory to it that, during the period beginning on September 26, 2016 and ending on the Effective Date, Parent shall have issued common Equity Interests in a public offering resulting in not less than $1,000,000,000 of gross cash proceeds to Parent.

(r) The Administrative Agent shall have received evidence satisfactory to it (including mortgage releases and UCC-3 financing statement terminations) that (i) all Liens on the Vantage Oil and Gas Properties and the Equity Interests in each of the Vantage Upstream Entities (in each case, other than Permitted Liens) associated with any credit facilities and funded Debt have been released or terminated, subject only to the filing of applicable terminations and releases (or arrangements for such release and termination reasonably satisfactory to the Administrative Agent have been made) and (i) all documents and instruments evidencing financing arrangements of the Vantage Upstream Entities set forth on Schedule 6.01 hereto, and any other Debt of the Vantage Upstream Entities (other than Debt permitted under the Credit Agreement) have been, or substantially concurrently with the closing of the Vantage Acquisition shall be, redeemed, defeased or satisfied and discharged.

(s) As of the Effective Date, after giving effect to the Transactions (including the initial Borrowings hereunder), the total Commitments shall exceed the total Revolving Credit Exposure by not less than $400,000,000.

(t) Since December 31, 2015, there shall not have occurred a “Material Adverse Effect” (as defined in the Vantage Acquisition Agreement) or a “Rice Material Adverse Effect” (as defined in the Midstream Dropdown Agreement).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of Parent, the Borrower or any other Credit Party shall be in form and substance satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make any new Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions (provided, that, with respect to any Loans to be funded on the Effective Date, only clauses (d) and (e) below shall be applicable):

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects.

(c) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement.

(d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (including an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

(e) Solely with respect to any Borrowing of Loans, (i) Parent, the Borrower and the Consolidated Restricted Subsidiaries shall not have any Excess Cash at the time of such Borrowing or (ii) such Borrowing (after giving effect to the use of proceeds therefrom (as certified by the Borrower in the applicable Borrowing Request; provided, that, cash on balance sheet shall not be a permitted use of such proceeds) on or around such date, but in any event, not to exceed five (5) Business Days after such date) would not otherwise cause Parent, the Borrower and the Consolidated Restricted Subsidiaries to have any Excess Cash.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the foregoing clauses (a), (b) and (e).

Section 6.03 Additional Conditions to Letters of Credit. In addition to the conditions precedent set forth in Section 6.02, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that at the time of such issuance, amendment or increase: (a) the terms of Section 4.05(c) will be satisfied, (b) the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will Cash Collateralize the LC Exposure in accordance with Section 4.05(a)(v), and (c) participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with Section 4.05(a)(iv) (and Defaulting Lenders shall not participate therein).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Parent and the Borrower jointly and severally represent and warrant to the Lenders that:

Section 7.01 Organization; Powers. The Borrower and each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Borrower or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Instruments as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or an Event of Default under any provision of this Agreement other than this Section 7.03 or could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the limited liability company agreements, charter, by-laws or other organizational documents of the Borrower or any other Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Debt binding upon the Borrower or any other Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or Credit Party and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any other Credit Party (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders Parent’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2015, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent, the Borrower and the Borrower’s Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) No Material Adverse Effect has occurred since December 31, 2015.

(c) Except as listed on Schedule 7.04(c), none of Parent, the Borrower or any Restricted Subsidiary has on the date hereof after giving effect to the Transactions, any material Debt (including Disqualified Capital Stock) or any material off-balance sheet liabilities or partnership liabilities that would be required by GAAP to be reflected or noted in audited financial statements, material liabilities for past due taxes, or any unusual forward or long-term commitments or unrealized or anticipated losses from any such unfavorable commitments, except as referred to or reflected or provided for in the financial statements referred to in Section 7.04(a) and the other written information provided by Borrower to Administrative Agent and the Lenders prior to the date hereof.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or the Borrower, threatened against or affecting the Borrower or any other Credit Party (i) not fully covered by insurance (except for normal deductibles), that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the validity or enforceability of any Loan Document.

Section 7.06 Environmental Matters. Except for matters set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Parent, the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) Parent, the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Parent, the Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against Parent, the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of Parent, the Borrower or any Subsidiary contain or have contained any: underground storage tanks; asbestos-containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from Parent’s, the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) none of Parent, the Borrower or any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite Parent’s, the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of Parent’s, the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) Parent and the Borrower have made available to the Administrative Agent complete and correct copies of all environmental site assessment reports, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in Parent’s or the Borrower’s possession or control and relating to Parent’s, the Borrower’s or any Subsidiary’s Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of Parent, the Borrower and the Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any other Credit Party is in default nor has any Change of Control or similar event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Borrower or any other Credit Party to Redeem or make any offer to Redeem under, any indenture, note, credit agreement or similar instrument pursuant to which any Material Debt or Material Swap Obligations are outstanding or by which the Borrower or any other Credit Party or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any other Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of Parent, the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all federal income Tax returns and reports, and all other material Tax returns and reports, required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of Parent, the Borrower and the Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Parent, the Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in the imposition on Parent, the Borrower or any Subsidiary (whether directly or indirectly) of either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed pursuant to section 4975 of the Code or breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which Parent, the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) None of Parent, the Borrower, or any Subsidiary, or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, with respect to which its sponsorship of, maintenance of or contribution to may not be terminated by Parent, the Borrower, a Subsidiary or an ERISA Affiliate, as the case may be, in its sole discretion at any time without any material liability to Parent, the Borrower or any Subsidiary other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such a termination is not allowed under applicable law (including, but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985).

Section 7.11 Disclosure; No Material Misstatements. The certificates, written statements and reports, and other written information, taken as a whole, furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such certificate, statement, report, or information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such certificate, statement, report, or information (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties, the Borrower represents only that it is not aware of any material misstatement or omission therein. There are no statements or conclusions in any Reserve Report which are based upon or include material misleading information or fail to take into account known material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the other Credit Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the other Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. Parent and the Borrower have, and have caused the Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in such amounts and against such risks as are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of Parent, the Borrower and the Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as a loss payee with respect to such property loss insurance covering Collateral.

Section 7.13 Restriction on Liens. Neither the Borrower nor any other Credit Party is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, that restricts its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Debt under the Loan Documents, or restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to Parent, the Borrower or any Restricted Subsidiary, or restricts any Restricted Subsidiary from making loans or advances to Parent, the Borrower or any Restricted Subsidiary, or which requires the consent of other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.14.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent from time to time (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 7.14, neither the Borrower nor any other Credit Party has any subsidiaries (other than subsidiaries of Unrestricted Subsidiaries). Neither Parent nor the Borrower has any Foreign Subsidiaries. Schedule 7.14 identifies each subsidiary listed thereon as either a Restricted Subsidiary, Unrestricted Subsidiary or Unrestricted Parent Entity, and each Restricted Subsidiary on such schedule is wholly-owned by the Borrower or another Restricted Subsidiary. As of the Effective Date, Schedule 7.14 sets forth each Person (other than a subsidiary) in which Parent, the Borrower or a Restricted Subsidiary owns Equity Interests and the percentage of all Equity Interests in such Person owned by Parent, the Borrower or such Restricted Subsidiary. As of the Effective Date, Parent has no direct subsidiaries other than the Borrower.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Rice Energy Operating LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 5093418 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)). Each Guarantor’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(j)). Each Unrestricted Subsidiary’s (other than each Unrestricted Subsidiary that is a subsidiary of an Unrestricted Subsidiary) jurisdiction of organization and name as listed in the public records of its jurisdiction of organization is stated on Schedule 7.14.

Section 7.16 Properties; Titles, Etc.

(a) Each of the Borrower and the other Credit Parties has good and defensible title to substantially all of its Borrowing Base Properties evaluated in the most recently delivered Reserve Report and good title to all of its material personal Properties, in each case, free and clear of all Liens except Permitted Liens. The Borrower or the other Credit Parties specified as the owner owns in all material respects the net interests in production attributable to their Oil and Gas Properties as reflected in the most recently delivered Reserve Report, and the ownership of such Properties does not in any material respect obligate such Person to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in its net revenue interest in such Property or the revenues therefrom.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) all material leases and agreements necessary for the conduct of the business of the Borrower and the other Credit Parties and (ii) all oil and gas leases of the Borrower and the other Credit Parties are, in each case, valid and subsisting and in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases referred to in the foregoing clauses (i) and (ii).

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the other Credit Parties, including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the other Credit Parties to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and the other Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each other Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business (including databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical data), and the use thereof by the Borrower and such other Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Borrowing Base Properties of the Borrower and the other Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Borrowing Base Properties and other contracts and agreements forming a part of the Borrowing Base Properties.

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require Parent, the Borrower or any of the other Credit Parties to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time, without then or thereafter receiving full payment therefor, exceeding 2.5% of the aggregate annual production of gas from the Oil and Gas Properties of Parent, the Borrower and the other Credit Parties during the most recent calendar year (on an mcf basis).

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, or hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, no material agreements exist, which are not cancelable on 90 days’ notice or less without penalty or detriment, for the sale of the Borrower’s and the other Credit Parties’ Hydrocarbon production (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20 Swap Agreements and Qualified ECP Counterparty. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Borrower and each other Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to fund capital expenditures related to Borrower’s drilling program, (b) to provide working capital for lease acquisitions, exploration and production operations, and development (including the drilling and completion of producing wells), and (c) for general business purposes, including fees and expenses. Parent, the Borrower and the Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. The Borrower will not request any Borrowing or Letter of Credit, and Parent and the Borrower shall not use, and Parent and the Borrower shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, or lend, contribute or otherwise make available, the proceeds of any Borrowing or Letter of Credit to any subsidiary, joint venture partner or any other Person (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would knowingly or negligently result in the violation of any Sanctions applicable to any party hereto (whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 7.22 Solvency. After giving effect to the transactions contemplated hereby and each Borrowing made hereunder, (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it has incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) each of the Borrower and the Guarantors does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23 Anti-Corruption Laws and Sanctions. Parent and the Borrower have implemented and maintain in effect such policies and procedures, if any, as they reasonably deem appropriate, in light of their business and international activities (if any), to ensure compliance by Parent, the Borrower and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Borrower and the Subsidiaries and their respective officers and employees and, to the knowledge of Parent and the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Parent, the Borrower and the Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of Parent or the Borrower, any agent of Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.24 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired (without any pending drawings thereon) or terminated and all LC Disbursements shall have been reimbursed, each of Parent and the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements.

(i) As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(ii) As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements.

(i) As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending September 30, 2016, its consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent commencing with the fiscal quarter ending September 30, 2016, its consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default then exists and, if a Default then exists, (ii) specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iv) stating whether any change in GAAP or in the application thereof that is applicable to the Borrower has occurred since December 31, 2015 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Annual Budget. By March 1 of each fiscal year of the Borrower, an annual operating budget for the Borrower and the Restricted Subsidiaries for such fiscal year, including the projected monthly production of Hydrocarbons by the Borrower and the Restricted Subsidiaries and the assumptions used in calculating such projections, the projected capital expenditures to be incurred by the Borrower and the Restricted Subsidiaries, and such other information as may be reasonably requested by the Administrative Agent.

(e) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b) and any certificate under Section 8.01(n), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements and Firm Transportation Reimbursement Agreements of the Borrower and each other Credit Party, the material terms thereof (including the type, term, effective date, termination date, the Firm Transportation Reimbursement Obligation Amounts associated therewith (in the case of each Firm Transportation Reimbursement Agreement) and notional amounts or volumes set forth for each month during the term of such Swap Agreement), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto (other than Loan Documents) not listed on Schedule 7.20, any margin required or supplied under any credit support document, the counterparty to each such agreement and the aggregate Deemed Transportation Volumes associated with each Secured Firm Transportation Reimbursement Agreement.

(f) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), one or more certificates of insurance coverage from Parent’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of the applicable policies.

(h) SEC and Other Filings; Reports to Shareholders. For so long as any Credit Party is a publicly traded company, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Credit Party with the SEC, or with any national securities exchange, or distributed by such Credit Party to its shareholders generally, as the case may be.

(i) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Debt, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Agreement.

(j) Information Regarding Borrower and Guarantors. Promptly, but in any event within five (5) Business Days after the occurrence thereof, written notice of any change in (i) the

Borrower’s or any Guarantor’s corporate name, (ii) the jurisdiction in which the Borrower or any Guarantor is incorporated, formed, or otherwise organized, (iii) the location of the Borrower’s or any Guarantor’s chief executive office, (iv) the Borrower’s or any Guarantor’s identity or corporate, limited liability or partnership structure, or (v) the Borrower’s or any Guarantor’s organizational identification number in such jurisdiction of organization or federal taxpayer identification number.

(k) Production Report and Lease Operating Statements. (i) Within 30 days after the end of each calendar month, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Borrower and the Guarantors, and (ii) within 30 days after the end of each calendar quarter, a report setting forth, for each calendar quarter during the then current fiscal year to date, the related ad valorem, severance and production taxes and lease operating expenses attributable to such production and incurred for each such calendar quarter.

(l) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any other Credit Party.

(m) Issuance of Senior Notes. In the event the Borrower or any other Credit Party intends to issue any Senior Notes, prior written notice of such intended offering, the intended principal amount thereof and the anticipated date of closing and, upon request of the Administrative Agent, a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(n) Certificate of Financial Officer – Projected Volume Reports. (i) Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), (ii) promptly upon the occurrence of any event (including any sale, transfer, assignment or other disposition of Unproven Acreage or other Oil and Gas Properties) that the Borrower determines in its reasonable discretion would decrease the aggregate Projected Volume by 10% or more of the aggregate Projected Volume set forth in the most recent certificate delivered pursuant to this Section 8.01(n), and (iii) at the election of the Borrower, up to two times during the period following the delivery of the most recent certificate delivered pursuant to clause (i) above (or more frequently, if the Administrative Agent in its discretion approves), a certificate of a Financial Officer setting forth as of a recent date, a report detailing the Projected Volume for each month during the forthcoming five year period and the assumptions used in calculating such Projected Volume, in each case, in form and substance satisfactory to the Administrative Agent.

(o) Gross Volume and Firm Transportation Committed Volume Reports. Concurrently with the delivery of any certificates and reports under Section 8.01(n), a certificate of a Financial Officer setting forth as of a recent date, a report, in form and detail reasonably satisfactory to the Administrative Agent, forecasting the Gross Projected Volume and Firm Transportation Committed Volumes for each month during the forthcoming five year period and the assumptions used in calculating such volumes; provided, that, the deliverables required pursuant to this Section 8.01(o) may, at the Borrower’s election, be combined into a single certificate and report with the deliverables required under Section 8.01(n).

(p) Opening of Accounts. Prompt written notice (such notice to include reasonably detailed information regarding the account number, purpose and applicable bank or other institution in respect of such Deposit Account, Commodities Account or Securities Account) to the Administrative Agent of any Deposit Account, Commodities Account or Securities Account (other than an Excluded Account) intended to be opened by the Borrower or any Guarantor.

(q) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Restricted Subsidiary (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 8.01(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or the Borrower posts such documents, or provides a link thereto on Parent’s or the Borrower’s public website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Parent or the Borrower, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Parent or the Borrower, as applicable, shall notify the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of Parent and/or the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on SyndTrak or another similar electronic system (the “Platform”). Parent and the Borrower hereby acknowledge that certain of the Lenders may from time to time elect to be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and the Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” Parent and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company

Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Parent, the Borrower or their respective securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.02 Notices of Material Events. In addition to the notices required under Section 8.01 and Section 8.10(b), the Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event within five (5) Business Days) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any other Credit Party not previously disclosed in writing to the Lenders that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or the occurrence of any adverse development in any such action, suit, proceeding, investigation or arbitration that is reasonably expected to result in a Material Adverse Effect;

(c) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority that (i) constitutes a material adverse claim against, or asserts a material cloud upon the Borrower’s or any other Credit Party’s title to, any material Mortgaged Property or other Collateral pledged pursuant to the Security Instruments or (ii) otherwise attacks the validity or (other than by asserting a Permitted Lien) the priority of the Administrative Agent’s Liens in any material Mortgaged Property or other Collateral pledged pursuant to the Security Instruments, or of the Security Instruments under which such Mortgaged Property or other Collateral is mortgaged or pledged; and

(d) the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. Parent and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10. Parent and the Borrower will, and will cause each Restricted Subsidiary to maintain its legal existence in Delaware, another State within the United States of America or the District of Columbia.

Section 8.04 Payment of Obligations. Parent and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of Parent, the Borrower and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Parent, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Parent, the Borrower or any Restricted Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and Parent and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents.

Section 8.06 Operation and Maintenance of Properties. Parent and the Borrower, at their own expense, will, and will cause each Restricted Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its Oil and Gas Properties, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) To the extent the Borrower or another Credit Party is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator so to comply will not constitute a Default or an Event of Default hereunder.

Section 8.07 Insurance. Parent and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Administrative Agent and the Lenders shall be named as additional insureds in respect of such liability insurance policies, and the Administrative Agent shall be named as a loss payee with respect to property loss insurance covering Collateral and such policies shall provide that the Administrative Agent shall receive not less than 30 days’ prior notice of cancellation or non-renewal (or, if less, the maximum advance notice that the applicable carrier will agree to provide).

Section 8.08 Books and Records; Inspection Rights. Parent and the Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. Parent and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested, and at the sole expense of Borrower.

Section 8.09 Compliance with Laws. Parent and the Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent and the Borrower will maintain in effect and enforce such policies and procedures, if any, as it reasonably deems appropriate, in light of its businesses and international activities (if any), to ensure compliance by Parent, the Borrower, their Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10 Environmental Matters.

(a) Each of Parent and the Borrower will at its sole expense: (i) comply, and cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, to the extent the breach thereof could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of Parent’s, the Borrower’s or their Subsidiaries’ Properties or any other property offsite the Property to the extent caused by Parent’s, the Borrower’s or any of their Subsidiaries’ operations except in compliance with applicable Environmental Laws, to the extent such Release or threatened Release could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of Parent’s, the Borrower’s or their Subsidiaries’ Properties, to the extent such failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of Parent, the Borrower’s or their Subsidiaries’ Properties, to the extent failure to do so could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to cause Parent, the Borrower or their Subsidiaries to owe damages or compensation that could reasonably be expected to cause a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that Parent’s, the Borrower’s and their Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, to the extent failure to do so could reasonably be expected to have a Material Adverse Effect.

(b) If Parent, the Borrower or any Subsidiary receives written notice of any action or, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against Parent, the Borrower or their Subsidiaries or their Properties, in each case in connection with any Environmental Laws, the Borrower will within fifteen days after any Responsible Officer learns thereof give written notice of the same to Administrative Agent if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

(c) In connection with any acquisition by Parent, the Borrower or any Restricted Subsidiary of any Oil and Gas Property, other than an acquisition of additional interests in Oil and Gas Properties in which Parent, the Borrower or any Restricted Subsidiary previously held an interest, to the extent Parent, the Borrower or such Restricted Subsidiary obtains or is provided with same, Parent and the Borrower will, and will cause each Restricted Subsidiary to, promptly following Parent, the Borrower’s or such Restricted Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent.

Section 8.11 Further Assurances.

(a) Each of Parent and the Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of Parent, the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents that may be reasonably necessary or appropriate in connection therewith.

(b) Parent and the Borrower hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12 Reserve Reports.

(a) In addition to the Initial Reserve Report which has been delivered on or prior to the Effective Date, on or before each date set out in the right column of the following table, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Guarantors as of the date set out in the same line in the left column of such table:

As-of Date	Delivery Date
January 1, 2017 and each January 1 thereafter.	the next following March 1

July 1, 2017 and each July 1 thereafter	the next following September 1

(b) The Reserve Reports as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Reports as of July 1 of each year shall be prepared either by Approved Petroleum Engineers or, at the Borrower’s option, by the internal reserve engineering staff of the Borrower in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(c) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared either by Approved Petroleum Engineers or by Borrower’s internal reserve engineering staff, in each case in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to

Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(d) With the delivery of each Reserve Report (other than the Initial Reserve Report and the Initial Vantage Reserve Report), the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer on behalf of the Borrower certifying that in all material respects that (i) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Guarantor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (ii) none of their Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Borrowing Base Properties sold and (iii) attached thereto is (x) a schedule of the Borrowing Base Properties evaluated by such Reserve Report that are Mortgaged Properties which demonstrates the percentage of the total value of the Borrowing Base Properties that the value of such Mortgaged Properties represents in compliance with Section 8.14(a)(i) and (y) a summary of the Unproven Acreage owned by the Borrower and the Guarantors as of the date of such Reserve Report which demonstrates compliance with Section 8.14(a)(ii).

Section 8.13 Title Information. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a) (other than the Initial Reserve Report and the Initial Vantage Reserve Report), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties of the Borrower and the Guarantors evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total PV10, as determined by the Administrative Agent, of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base following the Effective Date, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)) to ascertain whether the Mortgaged Properties represent (i) at least 85% of the total PV10 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production, and (ii) at least 50%, measured by net acres owned, of the Unproven Acreage acquired by the Borrower or any Guarantor on or after April 1, 2014 and owned by the Borrower and the Guarantors at such time. In the event that the Mortgaged Properties do not satisfy the foregoing requirements, then the Borrower shall, and shall cause the Restricted Subsidiaries to, promptly grant, within thirty (30) days after delivery of the certificate required under Section 8.12(c), to the Administrative Agent, as security for the Obligations, Security Instruments covering additional Borrowing Base Properties and/or

Unproven Acreage not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will comply with such requirements. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) The Borrower shall promptly cause each Domestic Subsidiary to guarantee the Obligations pursuant to the Guaranty and Collateral Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, promptly, but in any event no later than 15 days after the formation or acquisition (or other similar event) of such Subsidiary to, (i) execute and deliver a supplement to the Guaranty and Collateral Agreement, executed by such Subsidiary, (ii) pledge all of the Equity Interests of such Subsidiary that are owned by the Borrower or any Guarantor (and deliver the original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by the Borrower or any other Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (A) the Borrower’s and the other Credit Parties’ interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall not be excluded from the Mortgaged Property and shall be encumbered by all applicable Security Instruments and (B) Parent and the Borrower shall not, and shall not permit any Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens.

Section 8.15 Unrestricted Subsidiaries. Parent and the Borrower:

(a) will cause the management, business and affairs of each of Parent, the Borrower, the Restricted Subsidiaries and the Unrestricted Parent Entities to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries and any Unrestricted Parent Entities to creditors and potential creditors thereof and by not permitting Properties of Parent, the Borrower and the respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary and Unrestricted Parent Entity that is a corporation will be treated as a corporate entity separate and distinct from Parent, the Borrower and the Restricted Subsidiaries.

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries or Unrestricted Parent Entities.

(c) will not permit any Unrestricted Subsidiary or Unrestricted Parent Entity to hold any Equity Interest in, or any Debt of, Parent, the Borrower or any Restricted Subsidiary.

Section 8.16 Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide to each Credit Party (other than the Borrower) such funds or other support as may be needed from time to time by such Credit Party in order for such Credit Party to honor its Obligations with respect to any Swap Agreements or CFTC Hedging Obligations for which it is liable, whether such Swap Agreements or CFTC Hedging Obligations are entered into directly by such Credit Party or are guaranteed under the Guaranty and Collateral Agreement (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until this Agreement is terminated in accordance with its terms. Borrower intends that this Section 8.16 constitute a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.17 ERISA Compliance. Parent and the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent after request therefor by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, and promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code for which no exception exists or is available by statute, regulation, administrative exemption, or otherwise, in connection with any Plan or any trust created thereunder and that is reasonably expected to result in liability to Parent, the Borrower or any Subsidiary that is expected to have Material Adverse Effect, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action Parent, the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.18 Deposit Accounts; Commodities Accounts and Securities Accounts. The Borrower and each Guarantor will maintain one or more of the Lenders or Affiliates of Lenders as it principal depository bank(s), and will not have or maintain any Deposit Accounts with any banks that are not Lenders or Affiliates of Lenders (other than Excluded Accounts); provided that if any Lender or Affiliate of a Lender is such a depository bank for the Borrower or any Guarantor and such Lender for any reason ceases to be a Lender party to this Agreement, the Borrower or such Guarantor (as applicable) shall be deemed to have satisfied the foregoing requirement so long as the Borrower or such Guarantor transitions its Deposit Accounts to another Lender or Affiliate of a Lender within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent) following such cessation. Subject to Section 8.19(a), the Borrower and each Guarantor will cause each of their respective Deposit Accounts, Commodities Accounts or Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Guaranty and Collateral Agreement.

Section 8.19 Post-Effective Date Deliverables. On or prior to the date that is sixty (60) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion):

(a) Account Control Agreements. Notwithstanding the requirements set forth in Section 8.18, with respect to each Deposit Account, Commodities Account and Securities Account of the Credit Parties in existence on the Effective Date (other than, in each case, Excluded Accounts), the Borrower and each Guarantor shall deliver to the Administrative Agent duly executed Account Control Agreements in accordance with and to the extent required by the Guaranty and Collateral Agreement.

(b) Mortgages in respect of Vantage Oil and Gas Properties. To the extent not delivered on the Effective Date, the Borrower shall deliver to the Administrative Agent Mortgages and other Security Instruments sufficient to create first priority, perfected Liens (subject only to Permitted Liens) on at least (i) 85% of the total PV10 of the Vantage Oil and Gas Properties owned by the Credit Parties evaluated in the Initial Vantage Reserve Report and (ii) 50%, measured by net acres owned, of the Unproven Acreage acquired by the Borrower or any Guarantor in connection with the Vantage Acquisition.

(c) Title Information in respect of Vantage Oil and Gas Properties. To the extent not delivered on or prior to the Effective Date, the Borrower shall deliver to the Administrative Agent title information setting forth the status of title to at least 80% of the total PV10 of the Vantage Oil and Gas Properties owned by the Credit Parties evaluated in the Initial Vantage Reserve Report consistent with usual and customary standards for the geographic regions in which the Vantage Oil and Gas Properties are located.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired (without any pending drawings thereon) or terminated and all LC Disbursements shall have been reimbursed, each of Parent and the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter ending on or prior to September 30, 2016, the ratio of (i) the EBITDAX to (ii) the Consolidated Interest Expense of the Borrower, to be less than 2.5 to 1.0.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2016, the ratio of consolidated current assets of the Borrower and the Consolidated Restricted Subsidiaries (including the unused amount of the Borrowing Base, but excluding non-cash assets under the equivalent of ASC 815 under GAAP) as of such date to consolidated current liabilities of the Borrower and the Consolidated Restricted Subsidiaries (excluding non-cash obligations under the equivalent of ASC 815 under GAAP and current maturities under this Agreement) as of such date to be less than 1.0 to 1.0.

(c) Consolidated Leverage Ratios. Commencing with the last day of the fiscal quarter ending December 31, 2016, the Borrower will not permit,

(i) as of the last day of any fiscal quarter for which any Borrowings are outstanding on such day, the Consolidated Total Leverage Ratio to be greater than 4.00 to 1.00, and

(ii) as of the last day of any fiscal quarter for which no Borrowings are outstanding on such day, the Consolidated Net Leverage Ratio to be greater than 4.00 to 1.00.

Section 9.02 Debt. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Loan Documents.

(b) Debt under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the sum of (i) the aggregate principal amount of all Debt described in this Section 9.02(b) at any one time outstanding plus (ii) the aggregate principal amount of all Debt permitted under Section 9.02(g) at any one time outstanding shall not exceed $50,000,000 in the aggregate.

(c) intercompany Debt owing by the Borrower or any Guarantor to the Borrower or any Guarantor.

(d) Debt constituting a guaranty by Borrower or any other Credit Party of other Debt permitted to be incurred under this Section 9.02.

(e) Senior Notes and related Senior Notes Debt; provided that, at the time any such Senior Notes are issued, after giving effect to the incurrence of such Senior Notes Debt, the Borrower is in pro forma compliance with Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent).

(f) Debt that represents an extension, refinancing, or renewal of any of the Senior Notes Debt; provided that, (i) the principal amount of such Debt is not increased (other than by the costs, fees, premiums and expenses and by accrued and unpaid interest paid in connection with any such extension, refinancing or renewal) except in compliance with the preceding clause (e) (it being understood, for the avoidance of doubt, that any such increase in the principal amount of such Debt shall be deemed to be incurred under the preceding clause (e) and subject to Section 2.07(e) hereof), (ii) such extension, refinancing or renewal does not result in any principal amount owing in respect of Senior Notes Debt becoming due earlier than the date that is 91 days after the Maturity Date, and (iii) if the Senior Notes Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Debt must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Debt.

(g) other Debt so long as (i) the aggregate principal amount of all Debt described in this Section 9.02(g) at any one time outstanding plus (ii) the aggregate principal amount of all Debt permitted under Section 9.02(b) at any one time outstanding does not exceed $50,000,000 in the aggregate.

Section 9.03 Liens. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations.

(b) Excepted Liens.

(c) Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Indebtedness.

(d) Liens securing Debt permitted by Section 9.02(g) but only on Property not constituting Oil and Gas Properties, gathering systems or Collateral.

Section 9.04 Restricted Payments and Payments in Respect of Certain Debt.

(a) Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly (collectively in this section, “make”), any Restricted Payment except:

(i) the Borrower or any Guarantor may make Restricted Payments to the Borrower or any other Guarantor;

(ii) Parent may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(iii) Parent, the Borrower and its Restricted Subsidiaries may make Restricted Payments pursuant to stock option plans or other benefit plans for the benefit of the employees, management and directors of Parent, the Borrower and its Restricted Subsidiaries so long as no Event of Default exists at the time of such payment or results therefrom; and

(iv) the Borrower may make Permitted Tax Distributions quarterly, based on the Borrower’s estimated taxable income for each applicable quarterly period, and annually, based on the Borrower’s annual federal income tax filing; provided that if the aggregate quarterly estimates for any tax year exceed the actual annual amount for such tax year, such excess shall be deducted from the next quarterly distribution(s) to occur after such annual federal income tax filing.

(b) Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is 91 days after the Maturity Date, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any principal of any Senior Notes Debt, except that:

(i) so long as no Borrowing Base Deficiency or Event of Default exists or results therefrom, Parent, the Borrower or the applicable Restricted Subsidiary may, substantially contemporaneously with its receipt of any cash proceeds from any sale by Parent or the Borrower of Equity Interests in Parent or the Borrower, as applicable, voluntarily prepay or otherwise Redeem any principal of Senior Notes Debt in an amount equal to the amount of the net cash proceeds received by Parent, the Borrower and/or Restricted Subsidiaries from such sale of Equity Interests (other than Disqualified Capital Stock) of Parent or the Borrower, and

(ii) the Credit Parties may refinance Senior Notes Debt in accordance with Section 9.02(f).

Section 9.05 Investments, Loans and Advances. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, make, or permit to remain outstanding, any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments made prior to the Effective Date and reflected in the financial statements referred to in Section 7.04 or that are disclosed to the Lenders in Schedule 9.05.

(b) Cash Equivalents.

(c) Investments made by Parent or the Borrower in or to any Guarantor or made by any Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement) in or to the Borrower or any other Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement).

(d) loans or advances to employees, officers or directors in the ordinary course of business of Parent, the Borrower or any Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $2,500,000 in aggregate at any time outstanding.

(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 or from accounts receivable and other similar obligations arising in the ordinary course of business, which Investments are obtained by Parent, the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations.

(f) Investments constituting Debt permitted under Section 9.02.

(g) Investments in Unrestricted Subsidiaries made prior to the Effective Date, and the Credit Parties’ consummation of (i) the Vantage Acquisition on the Effective Date pursuant to the Vantage Acquisition Agreement and (ii) the Midstream Contribution on the Effective Date pursuant to the Midstream Dropdown Agreement.

(h) other Investments that do not exceed $50,000,000 in the aggregate at any time.

Section 9.06 Nature of Business; International Operations. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as a company engaged in the Oil and Gas Business. From and after the date hereof, Parent, the Borrower and the Restricted Subsidiaries will not acquire or commit to acquire any Oil and Gas Properties not located within the geographical boundaries of the United States of America and they will not form or acquire any Foreign Subsidiaries. Parent shall not directly own any interest in any Oil and Gas Property or Midstream Properties. Any Oil and Gas Properties or Midstream Properties of the Credit Parties will at all times be owned by the Borrower or one or more Restricted Subsidiaries. As used in this Section 9.06, the term “Midstream Properties” means all tangible property used in (a) gathering, compressing, treating, processing and transporting natural gas, crude, condensate and natural gas liquids; (b) fractionating and transporting natural gas, crude, condensate and natural gas liquids; (c) marketing natural gas, crude, condensate and natural gas liquids; and (d) water distribution, supply, treatment and disposal services thereof, including, gathering systems, processing plants, storage facilities, surface leases, rights of way and servitudes related to each of the foregoing.

Section 9.07 Proceeds of Notes. Parent and the Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21. Neither Parent, the Borrower nor any Person acting on behalf of Parent, the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Exchange Act, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. Parent and the Borrower will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower or a Subsidiary could be subjected to either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed by section 4975 of the Code, except where such penalty or tax could not reasonably be expected to have a Material Adverse Effect.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Parent, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA (including any such plan maintained to provide benefits to former employees of such entities) that may not be terminated by such entities in their sole discretion at any time without any liability other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such contribution or assumption of an obligation could not reasonably be expected to have a Material Adverse Effect.

Section 9.09 Sale or Discount of Notes or Receivables. Except for the sale of defaulted notes or accounts receivable not made in connection with any financing transaction, Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, sell (with or without recourse or discount) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Guarantor. The settlement or compromise of joint interest billings or of accounts receivable and other receivables in connection with the collection or compromise thereof will not constitute a sale for the purposes of the preceding sentence.

Section 9.10 Mergers, Etc. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Event of Default has occurred and is then continuing, any Restricted Subsidiary may be liquidated or may participate in a merger or consolidation with the Borrower or Parent (provided that the Borrower or Parent shall be the survivor) or any other Restricted Subsidiary.

Section 9.11 Sale of Properties and Liquidation of Swap Agreements. As used herein, “Transfer” means to sell, assign, farm-out, convey or otherwise transfer Property or to Liquidate any Swap Agreement in respect of commodities, provided that Transfer does not include the grant or creation of a Lien. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, Transfer (1) any Oil and Gas Property or any interest in Hydrocarbons produced or to be produced therefrom, (2) any commodity Swap Agreement or (3) any Equity Interest in any Restricted Subsidiary that owns any Oil and Gas Property, any interest in Hydrocarbons produced or to be produced therefrom, or any commodity Swap Agreement (in this Section 9.11, an “E&P Subsidiary”), except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c) Transfers among Parent, the Borrower and the Restricted Subsidiaries provided that the provisions of Section 8.14 are complied with to the extent applicable;

(d) the sale or transfer of Unproven Acreage or of any Equity Interests in any E&P Subsidiary (other than an E&P Subsidiary that owns any Borrowing Base Properties, any interest in Hydrocarbons produced or to be produced therefrom, or any commodity Swap Agreement included in the most recent determination of the Borrowing Base), provided that, prior to and after giving effect to such sale or transfer, the Borrower is in compliance with Section 9.18; and

(e) Transfers of Borrowing Base Properties, of commodity Swap Agreements, and of Equity Interests in any E&P Subsidiary that owns any Borrowing Base Properties, any interest in Hydrocarbons produced or to be produced therefrom or any commodity Swap Agreement included in the most recent determination of the Borrowing Base, provided that:

(i) the consideration received in respect of such Transfer shall be cash, the assumption of liabilities (including indemnification obligations) related to the Borrowing Base Properties Transferred, new Oil and Gas Properties (and related Additional Oil and Gas Assets) and new commodity Swap Agreements acquired, or Investments permitted under Section 9.05;

(ii) the consideration received in respect of such Transfer shall be equal to or greater than the fair market value of the Borrowing Base Properties, commodity Swap Agreements and Equity Interests in E&P Subsidiaries that are Transferred (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of the Borrower certifying to that effect);

(iii) if any such Transfer is of an E&P Subsidiary, such Transfer shall include all the Equity Interests of such E&P Subsidiary owned by Parent, the Borrower and the Restricted Subsidiaries;

(iv) the sum of (A) the aggregate Borrowing Base Value of the Borrowing Base Properties Transferred under this subsection (e) since the immediately preceding Scheduled Redetermination of the Borrowing Base, plus (B) the net aggregate Borrowing Base Value of all commodity Swap Agreements that have been Liquidated since the immediately preceding Scheduled Redetermination of the Borrowing Base, shall not exceed to ten percent (10%) of the Borrowing Base then in effect; provided that such ten percent (10%) limitation shall not, in any event, prohibit Parent, the Borrower or any Restricted Subsidiary from Liquidating any Swap Agreement to the extent required by Section 9.18(b); and

(v) if the sum of (A) the aggregate Borrowing Base Value of Borrowing Base Properties Transferred under this subsection (e) since the immediately preceding Scheduled Redetermination of the Borrowing Base, plus (B) the net aggregate Borrowing Base Value of all commodity Swap Agreements that have been Liquidated since the immediately preceding Scheduled Redetermination of the Borrowing Base, exceeds five percent (5%) of the Borrowing Base then in effect, the Borrower shall deliver to the Administrative Agent ten (10) Business Days’ prior written notice of such Transfer or Liquidation and shall provide the Administrative Agent with such information regarding such Transfer or Liquidation as the Administrative Agent may reasonably request.

To the extent that, during any period between two successive Scheduled Redetermination Dates, Borrowing Base Properties and commodity Swap Agreements with a net aggregate Borrowing Base Value in excess of five percent (5%) of the Borrowing Base, as established on the most recent of such Scheduled Redetermination Dates, are Transferred pursuant to the preceding subsection (e), or Liquidated, as applicable, by the Borrower and its Restricted Subsidiaries, then the Borrowing Base will be reduced by the Borrowing Base Value of the Borrowing Base Properties and commodity Swap Agreements, as applicable, in excess of such five percent threshold, effective upon delivery by the Administrative Agent of the related New Borrowing Base Notice under Section 2.07(d), and if a Borrowing Base Deficiency exists after such reduction in the Borrowing Base, the Borrower shall prepay Borrowings in accordance with Section 3.04(c)(iii). For the purposes of the preceding sentence and the preceding subsection (e), the Transfer of an E&P Subsidiary owning such Borrowing Base Properties and/or commodity Swap Agreements shall be deemed the Transfer of the Borrowing Base Properties and the Liquidation of commodity Swap Agreements owned such E&P Subsidiary.

Section 9.12 Transactions with Affiliates. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, with any Affiliate (other than Parent, the Borrower and the Restricted Subsidiaries) unless such transaction is upon terms that are no less favorable to it than those that could reasonably be expected to be obtained in a comparable arm’s length transaction with a Person not an Affiliate or that are otherwise fair to Parent, the Borrower or such Restricted Subsidiary from a financial point of view. The restrictions set forth in this Section 9.12 shall not apply to (a) executing, delivering, and performing obligations under the Loan Documents, (b) compensation to, and the terms of employment contracts with, individuals who are officers, managers and directors of Parent or the Borrower, provided such compensation or contract is approved by Parent’s board of directors, (c) the issuance of Equity Interests (other than Disqualified Stock) by Parent or the Borrower, (d) transactions under the Borrower LLC Agreement, and (e) transactions permitted under Section 9.04 or Section 9.05 or otherwise expressly permitted under this Agreement.

Section 9.13 Subsidiaries. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in the Borrower or any Restricted Subsidiary except (a) to the Borrower or another Restricted Subsidiary, (b) in compliance with Section 9.11 or (c) in respect of the issuance of Equity Interests in the Borrower to the applicable Vantage Parties on the Effective Date pursuant to the Vantage Acquisition Agreement. None of Parent, the Borrower or any Restricted Subsidiary will have any Foreign Subsidiaries. Parent and the Borrower will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than the Borrower or another Restricted Subsidiary. Parent will not directly own any subsidiary other than the Borrower and any Unrestricted Parent Entity.

Section 9.14 Negative Pledge Agreements; Subsidiary Dividend Restrictions. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (i) this Agreement and the Security Instruments, (ii) agreements with respect to Debt secured by Liens permitted by Section 9.03(c) or Section 9.03(d) but then only with respect to the Property that is financed by such Debt, and (iii) documents creating Liens which are described in clause (d), (f), (h) or (i) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (d), (f), (h) or (i)) that in any way prohibits or restricts the granting, conveying, creation or imposition of the Liens on any of its Property in favor of the Administrative Agent for the benefit of the Secured Parties that are created pursuant to the Security Instruments to secure the Obligations. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) that restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to Parent, the Borrower or any other Restricted Subsidiary.

Section 9.15 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Any Person that becomes a Subsidiary of the Borrower or any Restricted Subsidiary shall be a Restricted Subsidiary unless such Person (i) is designated as an Unrestricted Subsidiary on Schedule 7.14, as of the date hereof, (ii) is designated as an Unrestricted Subsidiary after the date hereof in compliance with Section 9.15(b), or (iii) is a subsidiary of an Unrestricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made under Section 9.05. Except as provided in this Section 9.15(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and the other Credit Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall continue to be true and correct as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (ii) no Event of Default would exist and (iii) the Borrower complies with the requirements of Section 8.14, Section 8.15 and Section 9.13. Upon any such designation, an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made in such Subsidiary shall be deemed no longer outstanding for purposes of the limitation on Investments under Section 9.05.

Section 9.16 Non-Qualified ECP Counterparties. Parent and the Borrower shall not permit any Guarantor that is not a Qualified ECP Counterparty to own, at any time, any Borrowing Base Properties. The Borrower shall not permit any Guarantor that is not a Qualified ECP Counterparty to own, at any time, any Equity Interests in any Restricted Subsidiaries.

Section 9.17 Amendments to Senior Debt Documents, Vantage Acquisition Agreement and Midstream Dropdown Agreement. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any of the terms of the Senior Notes Documents if (a) the effect thereof would be to shorten the maturity of the Senior Notes Debt to a date earlier than the date that is 91 days after the Maturity Date or to provide a right to require Redemption of any Senior Notes Debt earlier than the date that is 91 days after the Maturity Date, (b) the effect thereof would be to increase the principal amount of such Senior Notes Debt (other than in connection with an additional incurrence of Senior Notes Debt that is permitted under Section 9.02(e) or a refinancing permitted under Section 9.02(f)), or (c) such action adds or amends any financial ratio covenants, negative covenants or events of default to cause the financial ratio covenants, negative covenants or events of default to be materially more onerous, taken as a whole and as determined by the board of directors of Parent, than those in this Agreement without this Agreement being contemporaneously amended to add similar provisions.

Section 9.18 Swap Agreements.

(a) Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into or maintain any Swap Agreements with any Person other than:

(i) Swap Agreements with an Approved Counterparty constituting puts or floors with respect to crude oil, natural gas liquids and natural gas, with respect to which neither the Borrower nor any other Credit Party has any payment obligation other than fixed premiums or other fixed charges;

(ii) Any Swap Agreement entered into with an Approved Counterparty that is not for speculative purposes and (A) is with respect to crude oil, natural gas liquids and natural gas, or (B) that is a Secured Firm Transportation Reimbursement Agreement, provided that (x) no such Swap Agreement entered into under this clause (ii) has a tenor (determined as set forth in Section 9.18(g) below) of more than five years, (y) the aggregate Firm Transportation Reimbursement Obligation Amounts of all Swap Agreements that are Secured Firm Transportation Reimbursement Agreements shall not exceed 15% of the then effective Borrowing Base at any time, and (z) the notional volumes subject to such Swap Agreement entered into under this clause (ii) (excluding put or floor options described in subsection (a)(i)) do not cause the aggregate (I) notional volumes of all Swap Agreements then in effect and (II) Deemed Transportation Volumes in respect of all Secured Firm Transportation Reimbursement Agreements to exceed, as of any date, for each month during the forthcoming five-year period, the greater of:

(A) the percentage set out for such month in Column A of the following table times the reasonably anticipated projected production during such month from Proved Reserves of the Borrower and the other Credit Parties (based on the most recent Reserve Report delivered to the Administrative Agent); and

(B) The lesser of:

(1) the percentage set out for such month in Column B of the following table times the Projected Volume for such month (based on the most recently delivered report under Section 8.01(n)) and

(2) 140% of the monthly average production from the Oil and Gas Properties of the Borrower and the other Credit Parties for the most recent period of three consecutive calendar months ending prior to such date of determination for which production reports have been delivered pursuant to Section 8.01(k) (as such production is set forth on such reports).

Months next succeeding the time as of which compliance is measured	Column A	Column B
Months 1 through 18	85%	90%
Months 19 through 36	85%	75%
Months 37 through 60	85%	50%

(iii) Swap Agreements with an Approved Counterparty with respect to interest rates, that:

(A) on a net basis (after aggregation with all other Swap Agreements of the Borrower and the other Credit Parties then in effect with respect to interest rates), effectively convert interest rates from fixed to floating during any month, provided that the net aggregate notional amount converted from fixed to floating for such month does not exceed 75% of the then outstanding principal amount of their consolidated Debt for borrowed money which matures during or after such month and which bears interest at a fixed rate; and

(B) on a net basis (after aggregation with all other Swap Agreements of the Borrower and the other Credit Parties then in effect with respect to interest rates), effectively convert interest rates from floating to fixed during any month, provided that the net aggregate notional amount converted from floating to fixed for such month does not exceed 75% of the then outstanding principal amount of their consolidated Debt for borrowed money which matures during or after such month and which bears interest at a floating rate.

(b) If, after the end of any calendar month, the Borrower determines that the aggregate (x) notional volume of all Swap Agreements in respect of commodities for such calendar month and (y) Deemed Transportation Volumes in respect of all Secured Firm Transportation Reimbursement Agreements exceeded 100% of actual production of Hydrocarbons in such calendar month, then the Borrower shall (i) promptly notify the Administrative Agent of such determination, and (ii) if requested by the Administrative Agent (or if otherwise necessary to ensure compliance with Section 9.18(a)(ii)), within 30 days after such request, terminate, create off-setting positions or otherwise unwind or monetize existing Swap Agreements such that, at such time, future volumes under commodity Swap Agreements and future Deemed Transportation Volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

(c) Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, Liquidate any Swap Agreement in respect of commodities without the prior written consent of the Required Lenders except to the extent such Liquidations are permitted pursuant to Section 9.11 or required under Section 9.18(b) (provided that any such Liquidation required under Section 9.18(b) shall be subject to any applicable terms and conditions of Section 9.11 other than clause (e)(iv)).

(d) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any other Credit Party to post collateral or margin to secure their obligations under such Swap Agreements or to cover market exposure, other than any requirement, agreement or covenant to enter into or maintain the Security Instruments or to provide replacement credit support or performance assurance as contemplated in clause (b) of the definition of “Firm Transportation Reimbursement Agreement”.

(e) For purposes of entering into or maintaining Swap Agreement trades or transactions under clauses (a)(ii)(A) and (b) of this Section 9.18, forecasts of reasonably anticipated production from the Borrower’s and the other Credit Parties’ Proved Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and completed acquisitions coming on stream or failing to come on stream.

(f) For all purposes of determining the aggregate volumes of Swap Agreements and Deemed Transportation Volumes under this Section 9.18 there shall be no double counting for transactions and agreements in respect of the same volumes that hedge different risks, including without limitation:

(i) for price swaps and basis swaps in respect of the same volumes, such as financial basis swaps between Marcellus and Henry Hub and financial price swaps of floating Henry Hub for a fixed price,

(ii) for financial price swaps and Specified Commodity Sale Contracts that functionally operate as basis swaps in respect of the same volumes,

(iii) for (A) Deemed Transportation Volumes in respect of associated Specified Commodity Sale Contracts that functionally operate as basis swaps and (B) price swaps in respect of the related physical volumes during the Deemed Tenor of the applicable Secured Firm Transportation Reimbursement Agreement,

(iv) for (A) Deemed Transportation Volumes in respect of associated Specified Commodity Sale Contracts that functionally operate as price swaps and (B) basis swaps in respect of the related physical volumes during the Deemed Tenor of the applicable Secured Firm Transportation Reimbursement Agreement, and

(v) for basis swaps that hedge different components of basis risk, such as a Specified Commodity Sale Contract that hedges basis risk between Marcellus and Texas Eastern’s East Louisiana zone and a financial basis hedge that hedges basis risk between Texas Eastern’s East Louisiana zone and Henry Hub.

(g) For the purposes of Section 9.18(a)(ii) above, the tenor of each Secured Firm Transportation Reimbursement Agreement, and the tenor of the Specified Commodity Sale Contract associated with such Secured Firm Transportation Reimbursement Agreement, shall be deemed to be the term of such Specified Commodity Sale Contract plus the Deemed Tenor of such Secured Firm Transportation Reimbursement Agreement.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower shall fail to give notice of any Default as required under Section 8.02(a), or the Borrower or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(a), (b), (c), (i) or (j), Section 8.02(b) or (c), Section 8.03(a), Section 8.14, Section 8.18, Section 8.19 or Article IX.

(e) the Borrower or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any other Credit Party having knowledge of such default, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent.

(f) the Borrower or any other Credit Party shall fail to make any payment of principal or interest on any Material Debt or any payment on any Material Swap Obligation, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace.

(g) any event or condition occurs that results in any Material Debt or Material Swap Obligation becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or the counterparty to such Material Swap Obligation or any trustee or agent on its or their behalf to cause such Material Debt or Material Swap Obligation to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Borrower or any other Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any other Credit Party shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Credit Party or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors, or take any action for the purpose of effecting any of the foregoing.

(j) the Borrower or any other Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer, which is not subject to an insolvency proceeding, does not dispute coverage) shall be rendered against the Borrower, any other Credit Party or any combination thereof and the same shall not be either discharged, vacated or stayed within thirty days after becoming a final judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any other Credit Party party thereto, or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower or any other Credit Party or any of their Affiliates shall so state in writing.

(m) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans, to serve as Cash Collateral to secure outstanding LC Exposure, to payment of Secured Swap Obligations then due and owing to Secured Swap Parties and to payment of Obligations then due and owing to Treasury Management Lenders under Lender Treasury Management Agreements;

(v) fifth, pro rata to any other Obligations;

(vi) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE AGENTS

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of the Borrower’s Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of Parent, the Borrower and the Borrower’s Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action that, in its opinion or the opinion of its counsel, exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law. If a Default has occurred and is continuing, no syndication agents or documentation agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Sub-agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed by the Majority Lenders if the Administrative Agent in its capacity as a Lender is a Defaulting Lender pursuant to clause (d) of the definition thereof. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.08 No Reliance. (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by Parent, the Borrower or any of the Borrower’s Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of Parent, the Borrower or the Borrower’s Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Parent, the Borrower (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b) The Lenders acknowledge that the Administrative Agent is acting solely in administrative capacities with respect to the structuring of this Agreement and has no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and, if applicable, in its capacity as Lenders hereunder. In structuring, arranging or syndicating this Agreement, each Lender acknowledges that the Administrative Agent may be a lender hereunder and under other loans or other securities and waives any existing or future conflicts of interest associated with the their role in such other debt instruments. If in its administration of this facility or any other debt instrument, the Administrative Agent determines (or is given written notice by any Lender) that a conflict exists, then it shall eliminate such conflict within 90 days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Parent, the Borrower or any of the Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens.

(a) Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to take the following actions and the Administrative Agent hereby agrees to take such actions at the request of the Borrower:

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon (A) termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) owing to the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents and owing to any Secured Swap Party under any Secured Swap Agreement (other than any Issuing Bank or Secured Swap Party that has advised the Administrative Agent that the Obligations owing to it are otherwise adequately provided for or novated), and (B) termination of all Swap Agreements with Secured Swap Parties (other than any Secured Swap Party that has advised the Administrative Agent that such Swap Agreements are otherwise adequately provided for or novated), (y) that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents, or (z) if approved, authorized or ratified in writing by the Majority Lenders (or, if approval, authorization or ratification by all Lenders is required under Section 12.02(b), then by all Lenders);

(ii) to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c);

(iii) to release any Guarantor from its obligations under the Guaranty and Collateral Agreement and the other Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents;

(iv) to release on the Effective Date the Liens held by the Administrative Agent in (A) all Collateral owned by Alpha Shale Holdings, LLC, a Delaware limited liability company, Alpha Shale Resources, LP, a Delaware limited partnership, Rice Drilling C LLC, a Pennsylvania limited liability company, and Blue Tiger Oilfield Services LLC, a Delaware limited liability company and (B) the Equity Interests owned by the Credit Parties in each of Alpha Shale Holdings, LLC, a Delaware limited liability company, Alpha Shale Resources, LP, a Delaware limited partnership, Rice Drilling C LLC, a Pennsylvania limited liability company, and Blue Tiger Oilfield Services LLC, a Delaware limited liability company; and

(v) to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents necessary or useful to accomplish or evidence the foregoing.

(b) Upon the request of the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) Except as otherwise provided in Section 12.08 with respect to rights of setoff, and notwithstanding any other provision contained in any of the Loan Documents to the contrary, no Person other than the Administrative Agent has any right to realize upon any of the Collateral individually, to enforce any Liens on Collateral, or to enforce the Guaranty and Collateral Agreement, and all powers, rights and remedies under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Persons secured or otherwise benefitted thereby.

(d) By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Person secured by such Liens that is not a party hereto agrees to the terms of this Section 11.10.

Section 11.11 The Arrangers, the Syndication Agent and the Documentation Agent. The Arrangers and any other arranger, syndication agent or documentation agent hereafter appointed shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to it at its address set forth on Schedule 12.01, and if to any Lender other than Wells Fargo Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III, IV or V, unless otherwise agreed by the Administrative Agent and the applicable Lender, if any, in writing. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and other telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment, Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), (iii) decrease or maintain the Borrowing Base without the consent of the Required Lenders, (iv) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (v) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby, (vi) change Section 4.01(b), Section 4.01(c), the definition of “Applicable Percentage” or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vii) waive or amend Section 3.04(c), Section 6.01 or Section 10.02(c), without the written consent of each Lender, (viii) release any Guarantor (except as set forth in the Guaranty and Collateral Agreement or in this Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), reduce the percentages set forth in Section 8.14(a) to less than 85% (with respect to Borrowing Base Properties), or to less than 50% (with respect to Unproven Acreage acquired after April 1, 2014), without the written consent of each Lender (other than a Defaulting Lender), or (ix) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders”, “Majority Lenders” or “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (1) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (2) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to modify or add financial ratio covenants, negative covenants or Events of Default to cause such financial ratio covenants, negative covenants or Events of Default to be more onerous to the Borrower than those contained in this Agreement (prior to giving effect to such amendment) in connection with any amendment, modification or other change to the Senior Debt Documents pursuant Section 9.17(c), and (3) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 8.14(b) or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents. Notwithstanding the foregoing, Schedule 1.02 may be amended to add an Issuing Bank, remove an Issuing Bank or modify the LC Issuance Limit of any Issuing Bank, provided that no such modification shall result in an increase of the LC Commitment, with the consent solely of the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Majority Lenders shall not be required).

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments and audits and surveys and appraisals) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent (or any sub-agent thereof) in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by any Agent or the Issuing Bank or, during the continuance of any Event of Default, by any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, and including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT (AND ANY SUB-AGENT THEREOF), THE ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE BORROWER’S SUBSIDIARIES BY SUCH PERSON, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE,

RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE BORROWER’S SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE BORROWER’S SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO OR WHETHER BROUGHT BY THE BORROWER, ANY GUARANTOR OR ANY OTHER PARTY, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent (or any sub-agent thereof), the Arrangers or the Issuing Bank under Section 12.03(a) or (b) or any Related Party of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof), the Arrangers or the Issuing Bank in its capacity as such.

(d) All amounts due under this Section 12.03 shall be payable not later than thirty (30) days after written demand therefor.

(e) Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 12.04 Successors and Assigns; No Third Party Beneficiaries.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.

(b)

(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that (i) no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default has occurred and is continuing and (ii) if the Borrower has not responded within five (5) Business Days after the delivery of any such request for a consent, such consent shall be deemed to have been given; and

(B) the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) no such assignment shall be made to a natural person, an Industry Competitor, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(F) no such assignment shall be made to a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount of the Loans and of the LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that:

(i) such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(ii) such Participant must first agree to comply with Section 12.11;

(iii) no such participation may be sold to a natural Person or an Industry Competitor; and

(iv) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant.

Each such Participant shall be entitled to the benefits of Section 5.01, 5.02 and 5.03 and shall be subject to the requirements of and limitations in Sections 5.01, 5.02, 5.03 and 5.05 (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender, i.e., the Lender selling such participation) to the same extent as if such Participant were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled at any time to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive at such time. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 5.03(d) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the

Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by Parent and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (or any drawing is pending on any Letter of Credit) and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and Parent and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency, and of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of Parent, the Borrower or any Restricted Subsidiary against any of and all the obligations of Parent, the Borrower or such Restricted Subsidiary owed to such Lender or its Affiliates now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM BRINGING SUIT AGAINST ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY (i) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT, THE FOREGOING WAIVER SHALL NOT LIMIT THE INDEMNITY OBLIGATIONS OF THE BORROWER UNDER SECTION 12.03 TO THE EXTENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN A THIRD PARTY CLAIM IN CONNECTION WITH WHICH AN INDEMNITEE IS ENTITLED TO INDEMNIFICATION BY THE BORROWER UNDER SECTION 12.03; and (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan

Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Parent, the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from Parent, the Borrower or any Subsidiary relating to Parent, the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent, the Borrower or a Subsidiary; provided that, in the case of information received from Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to rating agencies, market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Treasury Management Lenders on a pro rata basis (but subject to the terms of the Loan Documents, including provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Borrower, any of its Restricted Subsidiaries or any other Guarantors which arise under Secured Swap Agreements or Lender Treasury Management Agreements, as applicable. No Secured Swap Party or Treasury Management Lender shall have any voting or approval rights under any

Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Lender Treasury Management Agreements, as applicable. By accepting the benefits of the Collateral, each Secured Swap Party agrees that, notwithstanding anything to the contrary in any of its Swap Agreements with Parent, the Borrower or any other Credit Party, Parent, the Borrower and the other Credit Parties may grant Liens under the Loan Documents that burden and attach to such Swap Agreements and the rights of Parent, the Borrower and the other Credit Parties thereunder.

Section 12.15 Assignment and Assumption from Parent to Borrower. Parent hereby irrevocably assigns, transfers and conveys all of its rights, duties, liabilities and obligations under the Existing Credit Agreement and the Assigned Loan Documents to which it is a party to the Borrower, and the Borrower hereby irrevocably accepts such assignment from Parent and as of the Effective Date (a) agrees to be bound by all of the terms, conditions and provisions of, (b) assumes all of the rights, duties, liabilities and obligations of Parent under and (c) promises to keep and perform all covenants, terms, provisions and agreements of Parent, in each case, under the Existing Credit Agreement and the Assigned Loan Documents, in each case as amended and restated (and to the extent not superseded) in connection with the transactions contemplated hereby.

Section 12.16 Restatement; Existing Credit Agreement. The parties hereto agree that this Agreement is a restatement of, and an extension of and amendment to, the Existing Credit Agreement. This Agreement does not in any way constitute a novation of the Existing Credit Agreement, but is an amendment and restatement of same. It is understood and agreed that, except to the extent released by the Administrative Agent as contemplated herein, the Liens securing the Obligations under and as defined in the Existing Credit Agreement and the rights, duties, liabilities and obligations of Parent (as assigned to Borrower hereunder) under the Existing Credit Agreement and the Existing Loan Documents to which it is a party shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated by this Agreement.

Section 12.17 USA Patriot Act Notice. Each Agent and each Lender hereby notifies Parent and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow it to identify the Borrower and each Guarantor in accordance with the Act.

Section 12.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or (except as expressly provided in Section 12.04) agency relationship between Parent, the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising Parent, the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the

Lenders are arm’s-length commercial transactions between Parent, the Borrower and their Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) each of Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) each of Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, the Borrower or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to Parent, the Borrower or any of their Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Borrower and their Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to Parent, the Borrower or their Subsidiaries. To the fullest extent permitted by Law, each of Parent and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency (except as expressly set forth in Section 12.04) or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

The provisions of this Section 12.19 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	RICE ENERGY OPERATING LLC,
a Delaware limited liability company

	By:	/s/ Grayson T. Lisenby
	Name:	Grayson T. Lisenby
	Title:	Senior Vice President and Chief Financial
Officer

PARENT:	RICE ENERGY INC.,
a Delaware corporation

	By:	/s/ Grayson T. Lisenby
	Name:	Grayson T. Lisenby
	Title:	Senior Vice President and Chief Financial
Officer

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WELLS FARGO BANK, N.A., as Administrative Agent, a Lender and as an Issuing Bank

By:	/s/ Matthew W. Coleman
Name:	Matthew W. Coleman
Title:	Director

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BARCLAYS BANK PLC, as a Lender and as an Issuing Bank

By:	/s/ Christopher M. Aitkin
Name:	Christopher M. Aitkin
Title:	Assistant Vice President

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BMO HARRIS FINANCING, INC., as a Lender and as an Issuing Bank

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Managing Director

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CITIBANK, N.A., as a Lender

By:	/s/ Peter Kardos
Name:	Peter Kardos
Title:	Vice President

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COMERICA BANK, as a Lender

By:	/s/ William B. Robinson
Name:	William B. Robinson
Title:	Senior Vice President

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FIFTH THIRD BANK, as a Lender

By:	/s/ Justin Bellamy
Name:	Justin Bellamy
Title:	Director

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GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Josh Rosenthal
Name:	Josh Rosenthal
Title:	Authorized Signatory

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Evans Swann, Jr.
Name:	Evans Swann, Jr.
Title:	Authorized Signatory

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PNC BANK, NATIONAL BANK, as a Lender

By:	/s/ Jessica McGuire
Name:	Jessica McGuire
Title:	Assistant Vice President

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SUNTRUST BANK, as a Lender

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kristen N. Oswald
Name:	Kristen N. Oswald
Title:	Vice President

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ZB, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ John Moffitt
Name:	John Moffitt
Title:	Vice President

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COMPASS BANK, as a Lender

By:	/s/ Les Werme
Name:	Les Werme
Title:	Director

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Heather Han
Name:	Heather Han
Title:	Senior Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Justin Crawford
Name:	Justin Crawford
Title:	Authorized Signatory

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CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

By:	/s/ William M. Reid
Name:	William M. Reid
Title:	Authorized Signatory

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CITIZENS BANK NA, as a Lender

By:	/s/ Scott Donaldson
Name:	Scott Donaldson
Title:	Senior Vice President

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Victor F. Cruz
Name:	Victor F. Cruz
Title:	Credit Officer

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BOKF, NA dba BANK OF OKLAHOMA, as a Lender

By:	/s/ Eric Griffin
Name:	Eric Griffin
Title:	Senior Vice President

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ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Brian Caddell
Name:	Brian Caddell
Title:	Senior Vice President

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ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Executive Director

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THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Jason A. Zilewicz
Name:	Jason A. Zilewicz
Title:	Vice President

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BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Parul June
Name:	Parul June
Title:	Senior Vice President

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MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Chris Chapman
Name:	Chris Chapman
Title:	Director

By:	/s/ Shai Bandner
Name:	Shai Bandner
Title:	Vice President

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